EXHIBIT 2.1

DEFINITIVE PURCHASE AGREEMENT
BY AND AMONG
PPG INDUSTRIES, INC.,
STATE STREET BANK AND TRUST COMPANY AND
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

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***CONFIDENTIAL TREATMENT REQUESTED BY PPG INDUSTRIES, INC.***

TABLE OF CONTENTS

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1.1Definitions.....................................................................................................................    3
1.2Interpretation................................................................................................................    12

PURCHASE OF SINGLE PREMIUM GROUP ANNUITY CONTRACT.............	13

4	Allocation of Transferred Assets.................................................................................. 15
2.5[ * * * ].........................................................................................................................    15

2.17[ * * * ].........................................................................................................................    22
2.18[ * * * ].........................................................................................................................    22
2.19Return of [ * * * ]........................................................................................................    22
2.20Available Cash.............................................................................................................    22
2.21Conflict with Workbook..............................................................................................    22

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5	Plan Investments.......................................................................................................... 24

ARTICLE IV INDEPENDENT FIDUCIARY’S REPRESENTATIONS AND WARRANTIES25

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4.6No Other Representations or Warranties and Reliance................................................    27

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6.7[ * * * ].........................................................................................................................    34
6.8No Insurer Communications........................................................................................    34

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4	Claims Procedures....................................................................................................... 36
7.5Compliance with Prohibited Transaction Exemptions................................................    36

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.9	Specific Performance................................................................................................... 46

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DEFINITIVE PURCHASE AGREEMENT
This Definitive Purchase Agreement (this “Agreement”) is entered into as of June 24, 2016 (the “Signing Date”) by and among Massachusetts Mutual Life Insurance Company, a Commonwealth of Massachusetts life insurance company (“Insurer”), PPG Industries, Inc., a Pennsylvania corporation (“Company”), acting solely in a non-fiduciary capacity as the sponsor of the PPG Industries, Inc. Retirement Plan A, the PPG Industries, Inc. Retirement Plan B, the PPG Industries, Inc. Retirement Plan C, the PPG Industries, Inc. Retirement Plan E and the PPG Industries, Inc. Retirement Plan F (the “Plans”), and State Street Bank and Trust Company, a Massachusetts trust company, for the purposes of this Agreement, acting through State Street Global Advisors, a division of State Street Bank and Trust Company, solely in its capacity as the independent fiduciary of the Plans with certain authority and responsibility to represent the Plans and their Plan Participants and Plan Beneficiaries in regard to the Transactions (“Independent Fiduciary”). Insurer, Company and Independent Fiduciary are referred to collectively in this Agreement as the “Parties.”
RECITALS
A.Company, as sponsor of the Plans, has amended the Plans to require that Liabilities under the Plans for certain participants currently receiving benefits under the Plans be transferred to a licensed insurance company, and that such insurance company fully and irrevocably guarantee benefits in accordance with one or more group annuity contracts.
B.    In furtherance of the foregoing, Insurer wishes to issue to Company the Group Annuity Contract on the terms and subject to the conditions set forth in this Agreement and in the Group Annuity Contract.
C.    Company and Independent Fiduciary desire to proceed with the Plans’ purchase and Company’s receipt of the Group Annuity Contract from Insurer.
D.    Independent Fiduciary has determined that the Plans’ purchase of the Group Annuity Contract as provided for in, and subject to the terms of, this Agreement satisfies the ERISA Requirements.
E.    The Parties wish to enter into this Agreement to provide for the purchase and the issuance of the Group Annuity Contract by Insurer to Company and certain related transactions and agreements, including Insurer and Other Insurer entering into the Administrative Service Agreement.
F.    Company is entering into this Agreement and the Ancillary Agreements to which it is a party, and undertaking the actions contemplated by each, solely in a non-fiduciary capacity as sponsor of the Plans.
G.    Independent Fiduciary is entering into this Agreement and the Ancillary Agreements to which it is a party, and undertaking the actions contemplated by each, solely in its capacity as a named fiduciary for purposes of the selection of an insurance company, the negotiation of the terms

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of the Group Annuity Contract and the negotiation of the terms of this Agreement and the Ancillary Agreements to which it is a party.
H.    Contemporaneously with the execution of this Agreement, Independent Fiduciary, Plan Trustee and Insurer have entered into the Plan Trustee Agreement (the “Plan Trustee Agreement”) and delivered a duly executed copy of such agreement to Company.
NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and in consideration of the representations, warranties and covenants contained in this Agreement, the Parties agree as follows:

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ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Definitions. For purposes of this Agreement:
[ * * * ]
“Action” means any claim, action, suit, arbitration, complaint, charge, investigation, inquiry or proceeding by or before any Governmental Authority.
[ * * * ]
“Administrative Services Agreement” means the Administrative Services Agreement between Insurer and Other Insurer in substantially the same form as Schedule 1.1(b).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Agreement” is defined in the preamble.
“Alternative Arrangement” is defined in Section 6.4(c).
“Alternative Transaction Proposal” means any proposal or offer relating to the entry into an insurance, reinsurance or other transaction similar to the purchase and issuance of the Group Annuity Contract contemplated by this Agreement that would be reasonably likely to replace, frustrate or cause not to occur the Transactions in respect of the Covered Lives or Contingent Lives, including any transaction in which the responsibility to make all or any substantial portion of the payments in respect of pension obligations owed to the Covered Lives or Contingent Lives would be transferred, assigned or novated from the Plan Trust to a non-affiliated Person or in which a non-affiliated Person would assume an obligation to indemnify or reimburse the Plan Trust, Company or any of their respective Affiliates for any such payment. An “Alternative Transaction Proposal” will not, however, include (a) any insurance, reinsurance or other transaction that does not relate to the Covered Lives, Contingent Lives or Beneficiaries or (b) the Other Group Annuity Contracts and any definitive purchase agreement executed by Other Insurer, Company and Independent Fiduciary with respect to the Other Group Annuity Contracts (but only to the extent that the Other Group Annuity Contracts and such definitive purchase agreement are not intended to replace any part of the Group Annuity Contract or this Agreement).
“Ancillary Agreements” means the Group Annuity Contract, Administrative Services Agreement, [ * * * ], Bill of Sale, Plan Trustee Direction Letter, Plan Trustee Agreement and all other written agreements, documents or certificates to be delivered by a Party at the Closing.
“Annuity Benefits Correspondence Center” is defined in Section 7.3(a).

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“Annuity Certificate” means an annuity certificate evidencing coverage under the Group Annuity Contract, substantially in the applicable form attached as Schedule 1.1(c), with such modifications as may be made by Insurer as necessary to satisfy the requirements of applicable Law.
“Annuity Commencement Date” means [ * * * ].
“Annuity Exhibits” means the annuity exhibits attached to the Group Annuity Contract, in substantially the same form attached to Schedule 1.1(d), as amended and supplemented pursuant to the Group Annuity Contract.
“Annuity Payment” has the meaning ascribed to such term in the Group Annuity Contract.
“ASC 715” means Accounting Standards Codification Section 715: Compensation-Retirement Benefits.
[ * * * ]
“Asset Portfolio” means [ * * * ], as adjusted from time to time pursuant to Section 2.5.
[ * * * ] is defined in Section 2.17.
“Base Annuity Premium” is defined in the “0 REFERENCE_WORKSHEET” Tab of the Workbook.
“Base File” means the data as of April 13, 2016, in the file titled [ * * * ] that was provided by Company to Insurer in the Data Room on [ * * * ].
“Beneficiary” has the meaning ascribed to such term in the Group Annuity Contract.
“Bill of Sale” means the bill of sale in the form attached as Schedule 1.1(e).
“Business Day” means any weekday on which banks in New York City, New York are open for business.
“Cash” means currency of the United States of America or wire transfers thereof that is legal tender for payment of all public and private debts.
“Closing” is defined in Section 2.2(a).
“Closing Annuity Exhibits” is defined in Section 2.6(a)(iii).
“Closing Data Cut-Off Date” means the day that is 22 Business Days prior to the Target Closing Date.
“Closing Data File” is defined in Section 2.6(a)(i).
“Closing Date” is defined in Section 2.2(a).

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[ * * * ]
“Closing Date Asset Portfolio Full Market Value” is defined in Section 2.6(b).
“Closing Date Cash Amount” is defined in Section 2.6(e)(i).
“Closing [ * * * ] Amount” means [ * * * ].
“Closing [ * * * ] Amount” means [ * * * ].
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations issued thereunder.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good faith efforts to accomplish such objective as a similarly situated Person would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment. Notwithstanding the foregoing, “Commercially Reasonable Efforts” will not require a Person to make payments to unaffiliated third parties (other than in respect of the fees and expenses of such Person’s counsel and other advisors), to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations.
“Committee” means Company’s Benefits Investment Committee.
“Company” is defined in the preamble.
“Company Disclosure Letter” means the disclosure letter (containing all of the schedules of Company contemplated in this Agreement) as delivered by Company to the other Parties immediately prior to the execution of this Agreement.
“Company Provided Component” means any component incorporated into the calculation of the Closing Date Cash Amount and [ * * * ] (including the information provided pursuant to Section 2.17), including data necessary for the computation of the Closing [ * * * ] Amount, the Interim Post-Closing [ * * * ] Amount and the Final [ * * * ] Amount not calculated, determined or provided by Insurer.
“Company’s Knowledge” means the actual knowledge of any officer of Company responsible for the day-to-day administration or oversight of the Plans or directly involved in the negotiation of this Agreement or the Transactions, in each case, after making appropriate inquiry of those people reporting directly to such officer who have substantial responsibility for the relevant subject matter and, if none of such officers or people reporting directly to them have substantial responsibility for the relevant subject matter, then after making appropriate inquiry of Company’s officers with substantial responsibility for such subject matter.
“Compelled Disclosing Party” is defined in Section 11.14(d).

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“Confidential Information” means all business and technical information or processes, stored in any medium, to the extent the same is reasonably construed or generally accepted as containing a trade secret, proprietary or confidential information of or belonging to any Party, its Representatives, its Affiliates or its Affiliates’ Representatives, including know-how and trade secrets, customer or client requirements and lists, [ * * * ], technology, software and data processing procedures, insurance, actuarial, accounting and financial data, management systems, records and any other information that is designated as confidential and the portions of any reports or other documents prepared by any professional engaged in connection with this Agreement and any report or other document prepared by a receiving Party that contains or incorporates a trade secret, proprietary or confidential information of a disclosing Party. Confidential Information includes information communicated orally, in writing or in any other recorded or tangible form, information supplied by the disclosing Party and information delivered prior to the Signing Date pursuant to the Confidentiality Agreements. Information received by the receiving Party containing trade secrets or proprietary or confidential information constitutes Confidential Information.
“Confidentiality Agreements” means, collectively, (a) the confidentiality agreements, dated December 14, 2016 and June 9, 2016, between Company and Insurer and (b) the Confidentiality Agreement, dated March 14, 2016, between Company and Independent Fiduciary.
“Consent” means any consent, approval (or deemed approval after the expiry of all appropriate waiting periods), authorization, notice, filing, permission or waiver.
“Contingent Life” has the meaning ascribed to such term in the Group Annuity Contract.
“Contract” means any legally enforceable agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.
“Contractholder” has the meaning ascribed to such term in the Group Annuity Contract.
“Covered Life” has the meaning ascribed to such term in the Group Annuity Contract.
“Credit Rating Agencies” means each of Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch Ratings Ltd., and their respective successors.
“Data Room” means Merrill Datasite virtual data room entitled “Project New Day.
“Deferred Closing Date” is defined in Section 2.2(b).
“Dry-Run Asset Valuation” is defined in Section 2.7(a).
“Dry-Run Calculation Delivery Date” means [ * * * ].
“Dry-Run Cash Payment Amount” is defined in Section 2.7(b)(i).
“Dry-Run Date” means [ * * * ].

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“Dry-Run Date Cash Amount” means the amount equal to [ * * * ].
“Dry-Run [ * * * ] Amount” means [ * * * ].
“Dry-Run [ * * * ] Amount” means [ * * * ].
“Enforceability Exceptions” is defined in Section 3.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder.
“ERISA Requirements” means the requirements of ERISA and guidance promulgated thereunder applicable to the Transactions, including Interpretive Bulletin 95-1.
[ * * * ]
[ * * * ] is defined in Section 2.13.
“Final Annuity Exhibits” is defined in Section 2.9(b)(iii).
“Final Data Cut-Off Date” means the day that is 111 Business Days after the Closing Date.
“Final Data File” is defined in Section 2.9(a).
“Final [ * * * ] Amount” means [ * * * ] as defined in Section 2.9(a).
“Final [ * * * ] Amount” is defined in Section 2.9(d)(i).
“Final Post-Closing Date” means the day that is 133 Business Days after the Closing Date, but subject to the true-up payment of the Final [ * * * ] Amount in accordance with Section 2.9(e).
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“Governmental Approval” means any Consent of a Governmental Authority.
“Governmental Authority” means any federal, state, municipal, foreign or local government or quasi-governmental authority or any regulatory or administrative body, department, agency, insurance commission or commissioner, subdivision, court or other tribunal, arbitrator or arbitral body of any of the foregoing.
“Group Annuity Contract” means a single premium, non-participating group annuity contract, and all exhibits thereto, substantially in the form attached as Schedule 1.1(d).
“Group Annuity Contract Issuance” is defined in Section 2.1.
“Identified USB Flash Drive” means the USB flash drive or any other delivery mechanic agreed to by the Parties containing, collectively, the Workbook and the Base File. Such USB Flash

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Drive will have been delivered by Insurer to Company on the Signing Date, or as promptly as practical thereafter.
“IF Engagement Letter” means the engagement letter, dated March 14, 2016, by and between the Committee and Independent Fiduciary.
“Indemnified Claims” is defined in Section 9.1.
“Indemnified Party” is defined in Section 9.1.
“Independent Fiduciary” is defined in the preamble.
“Independent Fiduciary MAC” means (a) the occurrence of a material adverse change, as determined in Independent Fiduciary’s sole discretion, in or directly affecting Insurer or Other Insurer subsequent to the Signing Date that would cause the selection of Insurer or Other Insurer and the purchase of the Group Annuity Contract or the Other Group Annuity Contracts to fail to satisfy the ERISA Requirements or (b) the occurrence of a change in the ERISA Requirements after the Signing Date that would cause the selection of Insurer or Other Insurer and the Plans’ purchase of the Group Annuity Contract or Other Group Annuity Contracts to fail to satisfy the ERISA Requirements.
“Insurer” is defined in the preamble.
“Insurer Provided Component” means any component incorporated into the calculation of the Closing Date Cash Amount and [ * * * ] (including the information provided pursuant to Section 2.17), including data necessary for the computation of the Closing [ * * * ] Amount, the Interim Post-Closing [ * * * ] Amount and the Final [ * * * ] Amount not calculated, determined or provided by Company.
“Insurer’s Knowledge” means the actual knowledge of any officer of Insurer who will be responsible for the day-to-day administration of the Group Annuity Contract or was directly involved in the negotiation of this Agreement or the Transactions, in each case, after making appropriate inquiry of those people reporting directly to such officer who have substantial responsibility for the relevant subject matter and, if none of such officers or people reporting directly to them have substantial responsibility for the relevant subject matter, then after making appropriate inquiry of the officers of Insurer with substantial responsibility for such subject matter.
“Interim Post-Closing Annuity Exhibits” is defined in Section 2.8(b)(iii).
“Interim Post-Closing Data Cut-Off Date” means the day that is 47 Business Days after the Closing Date.
“Interim Post-Closing Data File” is defined in Section 2.8(a).
“Interim Post-Closing Date” means the day that is 71 Business Days after the Closing Date, but subject to the true-up payment of the Interim Post-Closing [ * * * ] Amount in accordance with Section 2.8(e).

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“Interim Post-Closing [ * * * ] Amount” means [ * * * ] as defined in Section 2.8(a).
“Interim Post-Closing [ * * * ] Amount” is defined in Section 2.8(d)(i).
“Interpretive Bulletin 95-1” means the U.S. Department of Labor’s interpretive bulletin codified at 29 C.F.R. 2509.95-1.
“IP Materials” is defined in Section 11.16(a).
“Law” means any federal, state, foreign or local law, statute, ordinance, regulation, rule or Order of any Governmental Authority.
“Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, penalty, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising (including whether or not required to be reflected or reserved under GAAP on the financial statements of the obligor or responsible Person).
“Liens” means any lien, mortgage, security interest, pledge, deposit, encumbrance, restrictive covenant or other similar restriction.
“Material Litigation” means any Action that is initiated against Company, the Plans, Insurer or any fiduciary of the Plans (including Independent Fiduciary) by a Governmental Authority that seeks to enjoin the consummation of the Transactions or otherwise asserts that the Transactions violate applicable Law.
“PPG Benefits Center” is defined in Section 7.3(b).
“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA § 406 or Code § 4975, for which no statutory exemption or U.S. Department of Labor class exemption is available.
“Notice of Extension” is defined in Section 10.3(a).
“Order” means any order, award, decision, injunction (preliminary or otherwise), judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Other Group Annuity Contracts” means the group annuity contracts to be executed by Other Insurer and Company on the Closing Date with respect to the Priced Lives.
“Other Insurer” means Metropolitan Life Insurance Company, a New York life insurance company.
“Outside Date” is defined in Section 10.1(b).

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“Parties” is defined in the preamble.
“Payment at Close” means (a) the assignment, transfer and delivery by Plan Trustee to Insurer of the Transferred Assets, and (b) the payment by Plan Trustee to Insurer of an amount in Cash equal to the Closing Date Cash Amount.
“Permitted Liens” means:
(a)    Any Liens created by operation of Law in respect of restrictions on transfer of securities (other than restrictions relating to the transfer of the Transferred Assets at Closing, unless such transfer complies with such applicable Law); or
(b)    Any transfer restrictions or other limitations on assignment, transfer or the alienability of rights under any indenture, debenture or other similar governing agreement to which such assets are subject (other than restrictions relating to the transfer of an asset at Closing, unless such transfer does not violate any such restriction).
“Person” means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Authority or other entity.
“Plans” is defined in the preamble.
“Plan Asset” means an asset of the Plans within the meaning of ERISA.
“Plan Beneficiary” means a person designated (a) by a current or former Plan Participant, (b) by a domestic relations order that satisfies the qualification requirements in ERISA § 206(d)(3) and Code § 401(a)(13)(B) or (c) by the terms of the Plans to become entitled to receive a pension benefit from the Plans that is eligible pursuant to the Plans’ terms to be provided through the Group Annuity Contract.
“Plan Governing Documents” means the Plans and any documents and instruments governing the Plans as contemplated under ERISA § 404(a)(1)(D).
“Plan Participant” means a person who is eligible to receive, and is receiving, a pension benefit from the Plans that is eligible pursuant to the Plans’ terms to be provided through the Group Annuity Contract.
“Plan Representative” means the Person, other than Independent Fiduciary, designated by the Committee or its designee to perform the particular tasks described in this Agreement.
“Plan Trust” means the Amended and Restated Defined Benefit Plan Master Trust Agreement by and between Company and The Bank of New York Mellon effective June 30, 2015.
“Plan Trustee” means The Bank of New York Mellon, in its capacity as the directed trustee of the Plan Trust.

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“Plan Trustee Agreement” is defined in the recitals.
“Plan Trustee Direction Letter” means Independent Fiduciary’s direction to Plan Trustee in substantially the form attached as Schedule 1.1(f).
[ * * * ]
“Priced Lives” means all Plan Participants and Plan Beneficiaries who are referenced in [ * * * ].
[ * * * ]
“Projected RBC Ratio” means, as of a day of determination, the projection of the RBC Ratio as of December 31, 2015, as calculated under the method set forth on Schedule 5.13.
“RBC Ratio” means the company action level risk-based capital ratio of Insurer, which will be calculated in a manner consistent with the requirements and methodologies prescribed under Massachusetts Law, as applied by Insurer in the ordinary course of its business, consistent with its historic practice.
“Representatives” means, in respect of any Person that is an entity, such Person’s officers, directors, employees, advisors and agents.
“Re-Pricing Offer” is defined in Section 10.3(b).
“SEC” means the Securities and Exchange Commission.
“Signing Date” is defined in the preamble.
“Target Closing Date” means (a) [ * * * ] or (b) such other date on or prior to the Outside Date that Insurer, Company and Independent Fiduciary may mutually agree.
“Tax Qualified” means qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a).
[ * * * ]
[ * * * ]
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including any payment pursuant to Sections 2.8 and 2.9.
“Transferred Assets” means the assets included on the Transferred Assets Schedule.
“Transferred Assets Schedule” means [ * * * ].
[ * * * ]

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“Uncovered Claim” is defined in Section 9.2(c).
“Workbook” means the excel file titled [ * * * ] that was delivered by Insurer to Company in an email from [ * * * ] to [ * * * ] at [ * * * ] on [ * * * ] and confirmed by Company as final in an email from [ * * * ] to [ * * * ] at [ * * * ] on [ * * * ].
1.2    Interpretation.
(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(b)    Words denoting any gender will include all genders. The meanings given to terms defined in this Agreement will be equally applicable to both singular and plural forms of such terms. Where a word or phrase is defined in this Agreement, each of its other grammatical forms will have a corresponding meaning.
(c)    The schedules, the Company Disclosure Letter, the Workbook, the Identified USB Flash Drive and the Base File are incorporated by reference and made a part of this Agreement as if set forth fully in this Agreement.
(d)    A reference to any party to this Agreement or any other agreement or document will include such party’s successors and permitted assigns.
(e)    A reference to any Law or to any provision of any Law will include any amendment thereto, any modification or re-enactment thereof, any Law substituted therefor and all regulations issued thereunder or pursuant thereto.
(f)    All references to “$” and dollars will refer to United States currency. All references to the word “days” will refer to calendar days unless otherwise specified in a particular case.
(g)    All references to any financial or accounting terms will be defined in accordance with GAAP to the extent GAAP is applicable. However, with respect to any financial or accounting terms related to Insurer’s accounting, the accounting terms will be in accordance with relevant state insurance statutory accounting principles (including applicable permitted practices).
(h)    Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms and, if applicable, this Agreement.
(i)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not any particular provision of this Agreement, and section and schedule references relate to this Agreement unless otherwise specified.

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(j)    Without limiting Section 11.16, the Parties each acknowledge that (i) the Parties jointly and equally participated in the drafting of this Agreement and all other agreements contemplated by this Agreement, (ii) the Parties have each been adequately represented and advised by legal counsel with respect to this Agreement and the Transactions and (iii) no presumption will be made that any provision of this Agreement will be construed against any Party by reason of such role in the drafting of this Agreement and any other agreement contemplated by this Agreement.
(k)    The table of contents and the headings of the articles and sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
(l)    All capitalized terms not defined in the Company Disclosure Letter or any schedule will have the meanings ascribed to them in this Agreement. The representations and warranties of Company in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions in the Company Disclosure Letter. The disclosure of any matter in any section of the Company Disclosure Letter will be a disclosure for all purposes of this Agreement and all other sections of the Company Disclosure Letter to which such matter relates to the extent that the applicability of such matter to such other section of the Company Disclosure Letter is reasonably apparent on its face. The Company Disclosure Letter has been arranged in sections corresponding to the sections and paragraphs of this Agreement for the convenience of the Parties. The listing of any matter by Company in the Company Disclosure Letter will expressly not constitute an admission by Company, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. The listing by Company of any matter in the Company Disclosure Letter will not expand the scope of Company’s representations, warranties or covenants in this Agreement. All attachments to the Company Disclosure Letter are incorporated by reference into the Company Disclosure Letter in which they are directly or indirectly referenced. The information contained in the Company Disclosure Letter is in all events provided subject to the confidentiality restrictions in Section 11.14.
ARTICLE II
PURCHASE OF SINGLE PREMIUM GROUP ANNUITY CONTRACT
2.1    Closing. At the Closing, (a) Independent Fiduciary will irrevocably direct Plan Trustee to make the Payment at Close, and (b) Insurer will issue and deliver to Company the Group Annuity Contract (the “Group Annuity Contract Issuance”). The Group Annuity Contract will be issued and delivered in Pennsylvania.
2.2    Time and Place of Closing.
(a)    On the terms and subject to the conditions in this Agreement, the consummation of the Transactions, including the Payment at Close and the Group Annuity Contract Issuance (the “Closing”) will take place at the offices of K&L Gates, 210 Sixth Avenue, Pittsburgh, PA 15222-26131717 on (i) [ * * * ], if at least three Business Days prior to such date, all of the conditions in Article VIII have been satisfied or waived (except for those conditions that in

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accordance with their terms will be satisfied on the Closing Date) or (ii) at such other time, date and location as the Parties may agree in writing (the “Closing Date”).
(b)    If the capital markets are in disarray or otherwise disrupted such that there is significant uncertainty regarding whether a true market value can be obtained with respect to all or a substantial portion of, the Transferred Assets, either Company or Insurer, no later than two Business Days prior to the Target Closing Date, may by written request to the other Party, setting forth the basis for its concerns regarding the capital markets, request that the Closing Date be deferred to a date later than the Closing Date, but in no event to a date later than the Outside Date. If the Party receiving the deferral request consents, which consent will not be unreasonably withheld, to the deferred Closing Date in writing delivered to the requesting Party, this Agreement will be deemed amended and the consented to Closing Date will be known as the “Deferred Closing Date” and the term “Deferred Closing Date” substituted for the term “Closing Date” wherever it appears in this Agreement.
2.3    Deliveries at Closing.
(a)    At the Closing, Independent Fiduciary will, pursuant to Plan Trustee Direction Letter, irrevocably direct Plan Trustee to deliver to Insurer (with a copy to Company) the [ * * * ] and Bill of Sale, each duly executed by Plan Trustee, and Independent Fiduciary will deliver, or cause to be delivered, to Insurer and Company a certificate, dated as of the Closing Date, duly executed by an authorized officer of Independent Fiduciary certifying as to the satisfaction of the conditions specified in Sections 8.1(a), 8.1(b), 8.2(a) and 8.2(b), in each case, as to Independent Fiduciary.
(b)    At the Closing, Insurer will deliver to Company (and with respect to item (ii) will also deliver to Independent Fiduciary) the following duly executed documents and other items:
(i)    The Group Annuity Contract (including all exhibits and attachments thereto), duly executed by Insurer;
(ii)    A certificate, dated as of the Closing Date, duly executed by an authorized officer of Insurer certifying as to the satisfaction of the conditions specified in Sections 8.1(a), 8.1(b) and 8.3(a), in each case, as to Insurer;
(iii)    The [ * * * ], duly executed by Insurer; and
(iv)    The Bill of Sale, duly executed by Insurer.
(c)    At the Closing, Company will deliver to Insurer (and with respect to item (ii) will also deliver to Independent Fiduciary, and with respect to the other items below, with a copy to Independent Fiduciary) the following duly executed documents:
(i)    The Group Annuity Contract (including all exhibits and attachments thereto), duly executed by Company; and

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(ii)    A certificate, dated as of the Closing Date, duly executed by an authorized officer of Company certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.3(a), in each case, as to Company.
2.4    Allocation of Transferred Assets. Upon the Group Annuity Contract Issuance, Insurer will allocate the Transferred Assets transferred at Closing to the general account of Insurer.
2.5    [ * * * ]. [ * * * ]
2.6    Closing Date Calculations. As set forth in this Section 2.6, Insurer, Company and Plan Trustee (at the direction of Independent Fiduciary) will cooperate in good faith to produce a calculation of the Closing Date Asset Portfolio Full Market Value and the Closing Date Cash Amount, with respect to the Group Annuity Contract, prior to the Closing Date to reconcile any adjustments to the Base Annuity Premium. [ * * * ]
(a)    Closing Annuity Exhibits. In order for Insurer to create the annuity exhibits that will be attached to the Group Annuity Contract at Closing:
(i)    On the day that is 18 Business Days prior to the Target Closing Date, Company will deliver to Insurer an updated data file in a form consistent with the Base File, except that such data file will include all corrections and changes to the data in the Base File identified by Company as of such date (the “Closing Data File”). On the 13th Business Day prior to the Target Closing Date, Insurer will deliver to Company proposed Annuity Exhibits, which Insurer will have prepared using the Closing Data File.
(ii)    As soon as reasonably practicable and in any event by the second Business Day following Insurer’s delivery of such proposed Annuity Exhibits, Company will notify Insurer of any discrepancy between the proposed Annuity Exhibits and the Closing Data File (it being understood that the failure of Company to so notify Insurer will not be deemed to constitute a waiver by Company of any of its rights under Section 2.10).
(iii)    Insurer and Company will cooperate in good faith to resolve such discrepancies, if any, on or prior to the tenth Business Day prior to the Target Closing Date and Insurer will reflect any agreed upon changes in the revised Annuity Exhibits (the “Closing Annuity Exhibits”).
(b)    Closing Date Asset Portfolio Full Market Value. Independent Fiduciary will direct Plan Trustee to deliver to Insurer on the Business Day immediately prior to the Target Closing Date a calculation of the value of each asset on the Transferred Assets Schedule, calculated in accordance with the methodology in Schedule 2.6(b), as of the close of business on the Business Day prior to the Closing (the aggregate amount of such valuations, the “Closing Date Asset Portfolio Full Market Value”). In the event of any discrepancy among the Parties with respect to the Closing Date Asset Portfolio Full Market Value is unable to be amicably reconciled, such discrepancy will be addressed in accordance with Section 2.10.

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(c)    Cash and Transferred Assets Exhibit. As early as practicable on the Closing Date (and prior to the Closing), Insurer will produce and deliver to Company a cash and transferred assets schedule, which will incorporate the Transferred Assets Schedule and the Closing Date Asset Portfolio Full Market Value and reflect the Closing Date Cash Amount. Insurer will attach such cash and transferred assets schedule as the “Cash and Transferred Assets Exhibit” to the Group Annuity Contract.
(d)    [ * * * ]. Within three Business Days of receiving [ * * * ] from Plan Trustee and, with respect to the Dry-Run Calculation Delivery Date and the Closing Date, on the next day after Insurer receives [ * * * ], Insurer will deliver to Company the Workbook incorporating [ * * * ]. As soon as reasonably practicable and in any event within two Business Days following Insurer’s delivery of the Workbook and, with respect to the Dry-Run Calculation Delivery Date and the Closing Date, on the same day as Insurer’s delivery of the Workbook, Company will notify Insurer of any discrepancy between [ * * * ] and its records with respect to the information provided in [ * * * ]. Insurer and Company will cooperate in good faith to resolve such discrepancies, if any, within two Business Days following Insurer’s delivery of [ * * * ] and, with respect to the Dry-Run Calculation Delivery Date and the Closing Date, on the same day as Insurer’s delivery of the Workbook.
(e)    Closing Date Cash Amount. On the Closing Date (but prior to the Closing):
(i)    Insurer will deliver to Company a calculation of the Closing Date Cash Amount. The “Closing Date Cash Amount” will be equal to [ * * * ]. Insurer will simultaneously deliver to Company a schedule in the form of the Workbook providing in reasonable detail all information supporting the calculation of the Closing Date Cash Amount.
(ii)    Insurer will calculate the Closing Date Cash Amount using the data provided in accordance with Sections 2.6(a) and 2.6(c).
2.7    Dry-Run Calculations. Insurer, Company and Plan Trustee (at the direction of Independent Fiduciary) will cooperate in good faith to produce a trial calculation of the Closing Date Cash Amount in order to agree on best practices for Closing Date procedures.
(a)    Dry-Run Asset Valuation. Independent Fiduciary will direct Plan Trustee to deliver to Insurer on the Business Day immediately prior to the Dry-Run Calculation Delivery Date a calculation of the value of each asset in the Asset Portfolio, calculated in accordance with the methodology set forth in Schedule 2.6(b) as of the close of business on the Business Day immediately prior to the Dry-Run Calculation Delivery Date (the “Dry-Run Asset Valuation”).
(b)    Dry-Run Cash Payment Amount. On the Dry-Run Calculation Delivery Date:
(i)    Insurer will deliver to Company a calculation of the Dry-Run Cash Payment Amount. The “Dry-Run Cash Payment Amount” will be equal to [ * * * ].

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(ii)    Insurer will calculate the Dry-Run Cash Payment Amount using the data provided by Company in the Closing Data File.
2.8    Calculation of Interim Post-Closing [ * * * ] Amount; Related True-Up. As set forth in this Section 2.8, Insurer, Company and Plan Trustee (at the direction of Independent Fiduciary) will cooperate in good faith to produce an Interim Post-Closing [ * * * ] Amount calculation following the Closing Date to reconcile any adjustments to the Closing [ * * * ] Amount. [ * * * ]
(a)    Interim Post-Closing Data File. On the 52nd Business Day after the Closing, Insurer will deliver to Company an updated data file in a form consistent with the Base File, which new file will include all corrections to the data in the Closing Data File identified by Insurer as of the Interim Post-Closing Data Cut-Off Date and reflecting any other changes agreed between Insurer and Company (the “Interim Post-Closing Data File”). On the 65th Business Day following the Closing Date, in connection with the calculation of the Interim Post-Closing [ * * * ] Amount pursuant to Section 2.8(d)(i), Insurer will calculate the [ * * * ] (the “Interim Post-Closing [ * * * ] Amount”).
(b)    Interim Post-Closing Annuity Exhibits. In order for Insurer to create the annuity exhibits that will be attached to the Group Annuity Contract as amended pursuant to Section 2.15(a):
(i)    On the 57th Business Day after the Closing, Insurer will deliver to Company revised Closing Annuity Exhibits, utilizing and consistent with the Interim Post-Closing Data File.
(ii)    As soon as practicable and in any event by the 59th Business Day following the Closing, Company will notify Insurer of any discrepancy between the revised Closing Annuity Exhibits and the Interim Post-Closing Data File (it being understood that the failure of Company to so notify Insurer will not be deemed to constitute a waiver by Company of any of its rights under Section 2.10).
(iii)    Insurer and Company will cooperate in good faith to resolve such discrepancies, if any, on or prior to the 62nd Business Day following the Closing and Insurer will reflect any agreed on changes in the revised Closing Annuity Exhibits (the “Interim Post-Closing Annuity Exhibits”).
(c)    Interim Post-Closing Cash and Transferred Assets Exhibit Supplement. On or prior to the day that is the 62nd Business Day following the Closing Date, Insurer will produce and deliver to Company a cash and transferred assets schedule, which will incorporate the Transferred Assets Schedule delivered pursuant to Section 2.6(c) and updated pursuant to Section 2.19 and reflect any payment pursuant to Section 2.8(e). Insurer will attach such cash and transferred assets schedule as the “Cash and Transferred Assets Exhibit Supplement” to the amendment to the Group Annuity Contract pursuant to Section 2.15(a).

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(d)    Interim Post-Closing [ * * * ] Amount. On the 62nd Business Day following the Closing Date:
(i)    Insurer will deliver to Company a calculation of the Interim Post-Closing [ * * * ] Amount. The “Interim Post-Closing [ * * * ] Amount” will be equal to [ * * * ]. Insurer will simultaneously deliver to Company a schedule in the form of the Workbook providing in reasonable detail all information supporting the calculation of the Interim Post-Closing [ * * * ] Amount.
(ii)    Insurer will calculate the Interim Post-Closing [ * * * ] Amount using the data provided in accordance with Section 2.8(a) (as may be modified pursuant to Section 2.8(b)).
(e)    True-Up Payment Upon Resolution of Interim Post-Closing [ * * * ] Amount. Within five Business Days of the delivery by Insurer of the calculation of the Interim Post-Closing [ * * * ] Amount:
(i)    If the calculation of the Interim Post-Closing [ * * * ] Amount results in a negative number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(a), Insurer will pay to Plan Trustee an amount, in Cash, equal to [ * * * ]; and
(ii)    If the calculation of the Interim Post-Closing [ * * * ] Amount results in a positive number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(a), Independent Fiduciary will irrevocably direct Plan Trustee to pay to Insurer an amount, in Cash, equal to [ * * * ].
2.9    Calculation of Final [ * * * ] Amount; Related True Up. As set forth in this Section 2.9, Insurer, Company and Plan Trustee will cooperate in good faith to produce a Final [ * * * ] Amount calculation following the Closing Date to reconcile any adjustments to the Interim Post-Closing [ * * * ] Amount. [ * * * ]
(a)    Final Data File. On the day that is 115 Business Days after the Closing, Insurer will deliver to Company an updated data file in a form consistent with the Base File, which new file will include all corrections to the data in the Interim Post-Closing Data File identified by Insurer as of the Final Data Cut-Off Date and reflecting any other changes agreed between Insurer and Company (the “Final Data File”). On the 126th Business Day after the Closing Date, in connection with the calculation of the Final [ * * * ] Amount pursuant to Section 2.9(d)(i), Insurer will calculate the [ * * * ] (the “Final [ * * * ] Amount”).
(b)    Final Annuity Exhibits. In order for Insurer to create the Annuity Exhibits that will be attached to the Group Annuity Contract as amended pursuant to Section 2.15(b):
(i)    On the 121st Business Day after the Closing, Insurer will deliver to Company revised Interim Post-Closing Annuity Exhibits, utilizing and consistent with the Final Data File.

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(ii)    As soon as practicable and in any event by the 124th Business Day following the Closing, Company will notify Insurer of any discrepancy between the revised Interim Post-Closing Annuity Exhibits and the Final Data File (it being understood that the failure of Company to so notify Insurer will not be deemed to constitute a waiver by Company of any of its rights under Section 2.10).
(iii)    Insurer and Company will cooperate in good faith to resolve such discrepancies, if any, on or prior to the 126th Business Day following the Closing and Insurer will reflect any agreed on changes in the revised Interim Post-Closing Annuity Exhibits (the “Final Annuity Exhibits”).
(c)    Final Cash and Transferred Assets Exhibit Supplement. On or prior to the day that is the 126th Business Day following the Closing Date, Insurer will produce and deliver to Company a cash and transferred assets schedule, which will incorporate the Transferred Assets Schedule delivered pursuant to Section 2.8(c) and reflect any payment pursuant to Section 2.9(e). Insurer will attach such cash and transferred assets schedule as the “Cash and Transferred Assets Exhibit Supplement” to the amendment to the Group Annuity Contract pursuant to Section 2.15(b).
(d)    Final [ * * * ] Amount. On the 126th Business Day following the Closing Date:
(i)    Insurer will deliver to Company a calculation of the Final [ * * * ] Amount. The “Final [ * * * ] Amount” will be equal to [ * * * ]. Insurer will simultaneously deliver to Company a schedule in the form of the Workbook providing in reasonable detail all information supporting the calculation of the Final [ * * * ] Amount.
(ii)    Insurer will calculate the Final [ * * * ] Amount using the data provided in accordance with Section 2.9(a) (as may be modified pursuant to Section 2.9(b)).
(e)    True-Up Payment Upon Resolution of Final [ * * * ] Amount. By the later of (i) the date that is five Business Days following the final resolution of all disputes in accordance with Section 2.10 and (ii) five Business Days following the delivery by Insurer of the calculation of the Final [ * * * ] Amount:
(i)    If the calculation of the Final [ * * * ] Amount results in a negative number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(b), Insurer will pay to Plan Trustee an amount, in Cash, equal to [ * * * ]; and
(ii)    If the calculation of the Final [ * * * ] Amount results in a positive number, then, subject to the execution of the amended Group Annuity Contract in connection with Section 2.15(b), Independent Fiduciary will irrevocably direct Plan Trustee to pay to Insurer an amount, in Cash, equal to [ * * * ].
2.10    Final [ * * * ] Amount; Asset Valuation Disputes.

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(a)    Within ten Business Days following the delivery by Insurer of the calculation of the Final [ * * * ] Amount in accordance with Section 2.9(d)(i), (i) Company may dispute any Insurer Provided Component and (ii) Insurer may dispute any Company Provided Component.
(b)    Any dispute described in Section 2.10(a) (an “Arbitration Dispute”) will be resolved in accordance with the procedures set forth in Schedule 2.10(b).
(c)    Any Insurer Provided Component or Company Provided Component that is not disputed pursuant to Section 2.10(a) will be final and binding on the Parties.
For the avoidance of doubt, for purposes of this Section 2.10 a dispute may relate to the application of the Insurer Provided Component or a Company Provided Component, as the case may be, to the calculation of the Closing [ * * * ] Amount or the Interim Post-Closing [ * * * ] Amount.
2.11    Adjustment to the Target Closing Date. If subsequent to the calculation or delivery of a calculation or other deliverable that was required to be performed or delivered as of, on or prior to a day that is some number of days prior to the Target Closing Date, the Target Closing Date is adjusted so that it is a later date, the applicable Party will re-calculate or deliver such calculation or other deliverable as of, on or prior, as applicable, to such number of days prior to the Target Closing Date as so adjusted.
2.12    Business Day Adjustments. If any calculation set forth in this Article II is to be performed as of a day that is not a Business Day, such calculation will be performed as of the immediately preceding Business Day.
2.13    Access and Cooperation. Company and Insurer will, and Independent Fiduciary will cause Plan Trustee to, provide the others and their Representatives with reasonable access during normal business hours to examine and will provide copies of (a) the work papers and files related to the preparation of, or support for, the calculations and valuations contemplated by this Article II and (b) the relevant books and records of Insurer, Company or Plan Trustee, as applicable, and to discuss with Insurer’s Company’s or Plan Trustee’s, as applicable, employees and Representatives involved with respect thereto; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, (i) Insurer will not have any obligation to provide Company and its Representatives with access to any [ * * * ] or any work papers or other information that discloses or reveals [ * * * ] nor will Company or any of its Representatives attempt to derive, directly or indirectly, any [ * * * ] from any other information provided to Company, Company’s Affiliates or Representatives or Company’s Affiliates’ Representatives and (ii) Company will not have any obligation to provide Insurer or its Representatives with any work papers of its certified public accountants. If, notwithstanding the foregoing, Company or any of its Representatives obtain any [ * * * ], whether directly or indirectly, or through a process of derivation, Company will and will direct its Representatives to not use such information and to destroy (and certify to Insurer destruction of) such information and to otherwise transfer any rights in such information to Insurer.
2.14    Data Updates; Mortality Adjustments.

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(a)    Access To Covered Life Information. From and after the date of this Agreement through the date on which the Final [ * * * ] Amount is finally determined pursuant to Sections 2.9 and 2.10, Company will provide Insurer with reasonable access to all updates of the data, including benefit amounts, benefit forms, dates of birth, dates of death, gender and lives missing from the original data provided by Company that relate to the annuity premium payable to Insurer, in each case limited to data in connection with Covered Lives or Contingent Lives.
(b)    Insurer’s Verification of Mortality. From and after the Closing Data Cut-Off Date until the Final Data Cut-Off Date, Insurer will, in accordance with Insurer’s standard verification practices and procedures, review the Social Security Master Death file and the Lexis Nexis Accurint tool to attempt to determine if any Covered Lives or Contingent Lives were deceased prior to [ * * * ]. If (i) subject to such standard verification practices and procedures, such data source indicates that a Covered Life or Contingent Life was deceased prior to [ * * * ] or (ii) Company presents evidence, reasonably acceptable to Insurer, that a Covered Life or Contingent Life was deceased prior to [ * * * ], then, Insurer will reflect such mortality event in (A) if identified or notified at least two Business Days before the Interim Post-Closing Data Cut-Off Date, the Interim Post-Closing Data File, and reflect such mortality event in its calculation of the Interim Post-Closing [ * * * ] Amount, and (B) if identified or notified at least prior to delivery of the Final Data File, the Final Data File, and include such mortality event in its calculation of the Final [ * * * ] Amount. Insurer will provide monthly updates to Company of such mortality review.
(c)    Insurer’s Review for Date of Birth and Gender Data; Verification of Data Errors. From and after the Closing Data Cut-Off Date until the Final Data Cut-Off Date, Insurer will, in accordance with Insurer’s standard verification practices and procedures, review the Lexis Nexis Accurint tool to attempt to determine if there are [ * * * ]. If any errors in respect of dates of birth or gender are discovered that would potentially give rise to [ * * * ], Insurer will provide reasonably prompt notice to Company of such errors. If (i) subject to such standard verification practices and procedures, such data source indicates [ * * * ], or (ii) Company presents reasonably acceptable evidence to Insurer of [ * * * ], then, Insurer will reflect [ * * * ] in (A) if identified or notified at least two Business Days before the Interim Post-Closing Data Cut-Off Date, the Interim Post-Closing Data File, and include [ * * * ] in its calculation of the Interim Post-Closing [ * * * ] Amount, and (B) if identified or notified at least prior to the delivery of the Final Data File, the Final Data File, and include [ * * * ] in its calculation of the Final [ * * * ] Amount. Insurer will provide monthly updates to Company of such review.
2.15    Amendments to the Group Annuity Contract.
(a)    Within five Business Days following the delivery by Insurer of the calculation of the Interim Post-Closing [ * * * ] Amount, Insurer and Company will amend the Group Annuity Contract, in each case, (i) to make any changes to the Closing [ * * * ] Amount to reflect the Interim Post-Closing [ * * * ] Amount, (ii) to substitute the Interim Post-Closing Annuity Exhibits for the Closing Annuity Exhibits and (iii) to substitute the “Cash and Transferred Assets Exhibit Supplement” prepared pursuant to Section 2.8(c) for the “Cash and Transferred Assets Exhibit.”
(b)    By the later of (i) the date that is five Business Days following the final resolution of all disputes in accordance with Section 2.10 and (ii) five Business Days following the

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delivery by Insurer of the calculation of the Final [ * * * ] Amount, Insurer and Company will amend the Group Annuity Contract, in each case, (A) to make any changes to reflect the Final [ * * * ] Amount (as adjusted following the resolution of any disputes in accordance with Section 2.10), (B) to substitute the Final Annuity Exhibits for the Interim Post-Closing Annuity Exhibits and (C) to substitute the “Cash and Transferred Assets Exhibit Supplement” prepared pursuant to Section 2.9(c) for the “Cash and Transferred Assets Exhibit Supplement” prepared pursuant to Section 2.8(c).
2.16    Amendments to the Workbook and Identified USB Flash Drive. If Company or Insurer identify any error or omission in the Workbook or the Identified USB Flash Drive prior to the payment of the Closing Date Cash Amount, Company or Insurer, as applicable, will promptly inform the other and Company and Insurer will cooperate in good faith to update the Workbook or the Identified USB Flash Drive to resolve such error or omission, and such updated Identified USB Flash Drive will be initialed by Company and Insurer. The Workbook or the Identified USB Flash Drive, as updated pursuant to this Section 2.16, will be binding on the Parties.
2.17    [ * * * ]. No less frequently than once every two weeks between the Signing Date and the Closing Date, Independent Fiduciary will direct Plan Trustee to deliver to Insurer [ * * * ] as set forth in Schedule 2.17, provided, however, that [ * * * ] will in all events be provided as of the close of business on the Business Day immediately prior to the Dry-Run Calculation Delivery Date and the Closing Date (each [ * * * ]). For the avoidance of doubt, the first [ * * * ] delivered after the Signing Date to Insurer will provide [ * * * ]. [ * * * ]
2.18    [ * * * ]. [ * * * ]
2.19    Return of [ * * * ]. On or prior to the day that is five Business Days following the Closing Date, either Insurer or Company may [ * * * ]. If [ * * * ], then (a) Insurer or Company, as applicable, will promptly notify the other, and, if [ * * * ], (b) within five Business Days of such notice Independent Fiduciary will irrevocably direct Plan Trustee to pay Insurer an amount, in Cash, equal to the [ * * * ], and (c) simultaneously with its receipt of such payment from Plan Trustee, Insurer will return [ * * * ]. If Insurer and Plan Trustee are unable to agree on whether [ * * * ], any Party may immediately commence an Arbitration Dispute pursuant to Section 2.10 with respect to such disagreement. By the earlier of (i) agreement among Insurer and Company with respect to identification of [ * * * ] or (ii) resolution of any disputes with respect to whether [ * * * ], Insurer will amend the Transferred Assets Schedule to reflect any changes with respect to the assets listed therein.
2.20    Available Cash. Company will make available to the Plans, Cash in the amount necessary to enable Plan Trustee to pay all amounts that it is directed to pay to Insurer by Independent Fiduciary pursuant to this Article II.
2.21    Conflict with Workbook. In the event of any material conflict between the provisions of this Article II and the Workbook, the Workbook will control.
ARTICLE III
COMPANY’S REPRESENTATIONS AND WARRANTIES

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Company hereby represents and warrants to Insurer and Independent Fiduciary as of the Signing Date and, other than with respect to Section 3.9 (which will be given as of the Signing Date only), as of the Closing Date, except as set forth in the Company Disclosure Letter, that:
3.1    Due Organization, Good Standing and Corporate Power. Company is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and the Plan Trust is a trust, validly formed under the Laws of the Commonwealth of Pennsylvania. Company has all requisite power and authority to enter into and carry out its obligations under this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party and to consummate the Transactions contemplated to be undertaken by Company. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its sponsorship of the Plans makes such qualifications or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed is not material.
3.2    Authorization of Agreement and Enforceability. Company has received all necessary corporate approvals and no other action on the part of Company is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements (to the extent that Company is a party thereto) and the consummation of the Transactions contemplated to be undertaken by Company under this Agreement and such Ancillary Agreements. This Agreement is, and the Ancillary Agreements (to the extent that Company is a party thereto) when executed will be, duly executed and delivered by Company, and each is (or when executed will be) a valid and binding obligation of Company, enforceable against Company in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exceptions, as applicable to any Person, the “Enforceability Exceptions”).
3.3    Consents, Approvals and No Violations. The execution, delivery and performance of this Agreement and the Ancillary Agreements (to the extent that Company is a party thereto) by Company and the consummation by Company of the Transactions contemplated to be undertaken by Company pursuant to this Agreement and such Ancillary Agreements do not (a) violate or conflict with any provision of the Plan Governing Documents or the certificate or articles of incorporation, bylaws, code of regulations or comparable governing documents of Company, (b) violate or conflict with any Law or Order of any Governmental Authority applicable to Company or the Plan Governing Documents, (c) require any additional Governmental Approval or (d) require any Consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract to which Company is a party, except where the occurrence of any of the foregoing would not have a material adverse impact on Company’s ability to consummate the Transactions.

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3.4    Compliance with ERISA.
(a)    The Plans are maintained under and are subject to ERISA and operated in compliance with ERISA in all material respects. The Plan Trust is maintained under and is subject to ERISA and, to Company’s Knowledge, is in compliance with ERISA in all material respects. The Plans’ most recent favorable Internal Revenue Service determination letters are dated June 6, 2012 and July 30, 2012, and, to Company’s Knowledge, no event has occurred since such dates that is reasonably likely to result in the Plans losing their Tax Qualified status. All Plan amendments necessary to effect the Transactions, to the extent that they require authorization by Company or its Employee Benefits Committee, have been, or will be by the Closing Date, duly authorized and made by Company or its Employee Benefits Committee. Plan Trustee has been duly appointed as the directed trustee of the Plan Trust.
(b)    Independent Fiduciary has been duly appointed as independent fiduciary of the Plans with respect to the purchase of one or more group annuity contracts as set forth in the IF Engagement Letter to (i) be the sole fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (ii) determine whether the Transactions and the Group Annuity Contract satisfy ERISA, (iii) represent the interests of the Plans and their participants and beneficiaries in connection with the negotiation of a commitment agreement and the terms of any agreements with Insurer, including the Group Annuity Contract and the Annuity Certificates, (iv) direct Plan Trustee on behalf of the Plans to transfer the Transferred Assets, the Closing Date Cash Amount and any post-Closing cash payments that are payable by Plan Trustee on behalf of the Plans in connection with the consummation of the Transactions and pay any amounts payable to Insurer under Section 2.5 of the Group Annuity Contract and (v) take all other actions on behalf of the Plans necessary to effectuate the foregoing (to the extent specified in the IF Engagement Letter), including to perform the covenants and agreements and make the representations and warranties in this Agreement, the Ancillary Agreements and the IF Engagement Letter, to the extent to be performed or made by Independent Fiduciary.
3.5    Plan Investments. There are no commingled investment vehicles that hold Plan Assets, the units of which are or will be Plan Assets involved in the Transactions.
3.6    No Brokers’ Fee. Company has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any other Party, or its respective Affiliates or Representatives, could be liable.
3.7    Accuracy of Information. To Company’s Knowledge, (a) the mortality experience data files titled [ * * * ] uploaded to the Data Room on [ * * * ], titled [ * * * ] uploaded to the Data Room on [ * * * ] and titled [ * * * ] uploaded to the Data Room on [ * * * ] did not contain any misstatements or omissions that were, in the aggregate, material, and (b) the data in respect of benefit amounts, forms of annuity, solicitation status and the census data for date of birth, date of death, state of residence or gender, in each case, with respect to the Covered Lives or Contingent Lives that was or is furnished by or on behalf of Company to Insurer, was not generated using any materially incorrect systematic assumptions or material omissions.

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3.8    Delivery of Plan Governing Documents. True, correct and complete copies of the Plan Governing Documents set forth on Schedule 3.8 have been delivered to Independent Fiduciary by Company on or prior to the Signing Date.
3.9    Settlement Accounting. As of the Signing Date, to Company’s Knowledge there are no circumstances existing or that would reasonably be expected to occur that would be likely to cause Company to conclude that it may not account for the Transactions as a settlement under ASC 715.
3.10    Litigation by Plan Beneficiaries and Plan Participants. There is no Action pending or, to Company’s Knowledge, threatened, by or on behalf of any Plan Beneficiary or Plan Participant relating to the Plans or any benefit payable or alleged to be payable pursuant to the Plans.
3.11    No Other Representations or Warranties and Reliance. Except for the representations and warranties of Company expressly set forth in this Article III, neither Company, any of its Affiliates nor any other Person makes any express or implied representation or warranty on behalf of Company or any of its Affiliates with respect to Company, its Affiliates, the Transferred Assets or the Transactions. Company acknowledges and agrees that Insurer, and Independent Fiduciary have relied on the representations and warranties in this Article III, and such representations and warranties will not be affected in any way by reason of any investigation made by or on behalf of such Parties or their respective Affiliates or Representatives, or by reason of the fact that such Parties or their respective Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, or by reason of such Party’s waiver of any condition in Section 8.2(a) or 8.3(a).
ARTICLE IV
     INDEPENDENT FIDUCIARY’S REPRESENTATIONS AND WARRANTIES
Independent Fiduciary hereby represents and warrants to Company and Insurer as of the Signing Date and the Closing Date that:
4.1    Due Organization, Good Standing and Corporate Power.
(a)    Independent Fiduciary is a trust company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Independent Fiduciary has all requisite power and authority to enter into and carry out its obligations under this Agreement and the Ancillary Agreements (to the extent that Independent Fiduciary is a party thereto) and to consummate the Transactions contemplated to be undertaken by Independent Fiduciary in this Agreement and in the Ancillary Agreements. Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its representation of the Plans makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed is not material.
(b)    Independent Fiduciary meets the requirements of, and in the Transactions is acting as, an investment manager under ERISA § 3(38) and further constitutes a “qualified professional asset manager” under the Department of Labor Prohibited Transaction Class Exemption

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84-14 solely with respect to the transfer of assets to Insurer in connection with the Transactions and the Group Annuity Contract (but not the selection of such assets or the management of such assets prior to the transfer). Independent Fiduciary is experienced in independent fiduciary work and, together with its reliance on its consultant, AonHewitt Investment Consulting, Inc., and its counsel, Groom Law Group, Chartered, Independent Fiduciary is knowledgeable concerning the large scale group annuity marketplace and reasonably believes that it has the requisite expertise to select Insurer issuing the Group Annuity Contract and perform its obligations under this Agreement, the Ancillary Agreements and the IF Engagement Letter. Independent Fiduciary accepted its designation as the sole fiduciary of the Plans with authority to select one or more insurers to issue one or more group annuity contracts in the IF Engagement Letter (a true and correct copy of which has been provided to Insurer, with the fees to be paid to Independent Fiduciary redacted), and Independent Fiduciary reaffirms its fiduciary status as set forth in the IF Engagement Letter. Independent Fiduciary has provided and will continue to provide the services described in Section 2 of the IF Engagement Letter prudently and for the exclusive benefit and in the sole interest of the Plans and their participants and beneficiaries. Independent Fiduciary has accepted appointment as independent fiduciary of the Plans to (i) be the sole fiduciary responsible for selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (ii) determine whether the Transactions and the Group Annuity Contract satisfy ERISA, (iii) represent the interests of the Plans and their participants and beneficiaries in connection with the negotiation of a commitment agreement and the terms of any agreements with Insurer, including the Group Annuity Contract and the Annuity Certificates, (iv) direct Plan Trustee on behalf of the Plans to transfer the Transferred Assets, the Closing Date Cash Amount and any post-Closing cash payments that are payable by Plan Trustee on behalf of the Plans in connection with the consummation of the Transactions and pay any amounts payable to Insurer under Section 2.5 of the Group Annuity Contract and (v) take all other actions on behalf of the Plans necessary to effectuate the foregoing, including to perform the covenants and agreements and make the representations and warranties in this Agreement and the IF Engagement Letter, to the extent to be performed or made by Independent Fiduciary.
4.2    Authorization of Agreement and Enforceability. Independent Fiduciary has received all necessary corporate approvals and no other action on the part of Independent Fiduciary is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements (to the extent that Independent Fiduciary is a party thereto) and the consummation of the Transactions contemplated to be undertaken by Independent Fiduciary under this Agreement and the Ancillary Agreements (to the extent that Independent Fiduciary is a party thereto). This Agreement and all Ancillary Agreements (to the extent that Independent Fiduciary is a party thereto), have been duly executed and delivered by Independent Fiduciary and are valid and binding obligations of Independent Fiduciary, enforceable against Independent Fiduciary, in accordance with their respective terms, subject to the Enforceability Exceptions.
4.3    Consents, Approvals and No Violations. The execution, delivery and performance of this Agreement and the Ancillary Agreements (to the extent that Independent Fiduciary is a party thereto) by Independent Fiduciary and the consummation by Independent Fiduciary of the Transactions contemplated to be undertaken by Independent Fiduciary pursuant to this Agreement and the Ancillary Agreements (to the extent that Independent Fiduciary is a party thereto) do not (a) violate or conflict with the certificate or articles of incorporation, bylaws, code of regulations

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or the comparable governing documents of Independent Fiduciary, (b) violate or conflict with any Law or Order of any Governmental Authority applicable to Independent Fiduciary, (c) require any additional Governmental Approval or (d) require any Consent of or other action by any Person.
4.4    ERISA Related Determinations.
(a)    Independent Fiduciary is fully qualified to serve as an independent fiduciary in connection with the Transactions and any Ancillary Agreements (to the extent that Independent Fiduciary is a party thereto), and it is independent of Company and Insurer. Independent Fiduciary has ensured that AonHewitt Investment Consulting, Inc. has established commercially reasonable ethical walls between the personnel working on the Transactions and the personnel working on other matters involving Company, Insurer or any of either’s Affiliates.
(b)    Independent Fiduciary has selected Insurer to issue the Group Annuity Contract as set forth in this Agreement and such selection, the Transactions, any Ancillary Agreements and the Group Annuity Contract (including its terms) each satisfies the ERISA Requirements, subject to Section 4.4(c). Independent Fiduciary has delivered a certification confirming the foregoing, executed by a duly authorized officer of Independent Fiduciary, to the Committee.
(c)    If (i) an Independent Fiduciary MAC has not occurred between the Signing Date and the Closing Date, or an Independent Fiduciary MAC has occurred, but it is not continuing on the Closing Date, and (ii) the officers’ certificates contemplated by Sections 2.3(b) and 2.3(c) are delivered to Independent Fiduciary, the selection of Insurer to provide the Group Annuity Contract, the terms of the Group Annuity Contract and the Plans’ use of assets for the purchase of the Group Annuity Contract as contemplated by this Agreement will satisfy the ERISA Requirements as of the Closing Date.
(d)    The Transactions and the purchase of the Group Annuity Contract do not result in a Non-Exempt Prohibited Transaction.
(e)    Sections 4.4(b), 4.4(c) and 4.4(d) assume that the representations in Sections 3.5 and 5.11 and the first sentence in Section 5.12 are true and correct in all material respects as of the Closing Date.
(f)    The Plan Trust (i) will receive no less than adequate consideration for the Transferred Assets that it transfers in connection with the Transactions and (ii) will pay no more than adequate consideration for the Group Annuity Contract, in each case within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).
4.5    No Brokers’ Fee. Independent Fiduciary has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any other Party, or its respective Affiliates or Representatives, could be liable.
4.6    No Other Representations or Warranties and Reliance. Except for the representations and warranties of Independent Fiduciary expressly set forth in this Article IV, neither Independent

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Fiduciary, any of its Affiliates nor any other Person makes any express or implied representation or warranty on behalf of Independent Fiduciary or any of its Affiliates with respect to Independent Fiduciary, its Affiliates, the Transferred Assets or the Transactions. Independent Fiduciary acknowledges and agrees that Insurer and Company have relied on the representations in this Article IV, and such representations and warranties will not be affected in any way by reason of any investigation made by or on behalf of such Parties or their respective Affiliates or Representatives, or by reason of the fact that such Parties or their respective Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, or by reason of such Party’s waiver of any condition in Section 8.1(a) or 8.2(a).
ARTICLE V
INSURER’S REPRESENTATIONS AND WARRANTIES
Insurer hereby represents and warrants to Company and Independent Fiduciary as of the Signing Date and, other than with respect to Sections 5.6 and 5.13 (in each case, which will be given as of the Signing Date only), as of the Closing Date that:
5.1    Due Organization, Good Standing and Corporate Power. Insurer is a life insurance company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Insurer has all requisite power and authority to enter into and carry out its respective obligations under this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party, and to consummate the Transactions contemplated to be undertaken by it, as applicable in this Agreement. Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Group Annuity Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material.
5.2    Authorization of Agreement and Enforceability. Insurer has received all necessary corporate approvals and no other action on the part of Insurer or its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions contemplated to be undertaken by Insurer under this Agreement. This Agreement and the Ancillary Agreements (to the extent that Insurer is a party thereto), other than the Group Annuity Contract, which is addressed by Section 5.4, have been duly executed and delivered by Insurer, and each is (or when executed will be) a valid and binding obligation of Insurer, enforceable against Insurer in accordance with its terms, subject to the Enforceability Exceptions.
5.3    Consents, Approvals and No Violations. Except for the approvals of the Governmental Authorities listed on Schedule 5.3, the execution and delivery of this Agreement and the Ancillary Agreements (to the extent that Insurer is a party thereto) by Insurer and the consummation by Insurer of the Transactions contemplated to be undertaken by Insurer pursuant to this Agreement and such Ancillary Agreements do not (a) violate or conflict with any provision of its certificate or articles of incorporation, bylaws, code of regulations or comparable governing documents, (b) violate or conflict with any Law or Order of any Governmental Authority applicable to Insurer, (c) require any Governmental Approval except for the approvals of Governmental Authorities listed on Schedule 5.3 or (d) require any Consent of or other action by any Person under,

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constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Insurer’s ability to consummate the Transactions. No approval by a Governmental Authority or otherwise is required for Insurer to issue the Group Annuity Contract. No filing or approval is required to issue the Annuity Certificates in accordance with the Group Annuity Contract, other than any filing made or approval received as of the date of this Agreement and filings with and approvals of state insurance Governmental Authorities in the states listed on Schedule 5.3.
5.4    Enforceability of Group Annuity Contract. The Group Annuity Contract, when executed contemporaneously with the completion of the Payment at Close, will be duly executed and delivered by Insurer and will be a valid and binding obligation of Insurer and enforceable against Insurer by Contractholder and each Covered Life, Contingent Life and Beneficiary, in accordance with its terms, subject to the Enforceability Exceptions. After Contractholder ceases to exist, or notifies Insurer that it will cease to perform its obligations under the Group Annuity Contract, the Group Annuity Contract will remain a valid and binding obligation of Insurer and enforceable against Insurer by each Covered Life, Contingent Life and Beneficiary, in accordance with its terms, subject to the Enforceability Exceptions. At all times, the right to a benefit under the Group Annuity Contract, in accordance with its terms, will be enforceable by the sole choice of the Covered Life, Contingent Life or Beneficiary to whom the benefit is owed by the Group Annuity Contract, subject to the Enforceability Exceptions.
5.5    Compliance with Laws. The business of Insurer has been and is being conducted in material compliance with applicable Laws, and none of the licenses, permits or Governmental Approvals required for the continued conduct of the business of Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions contemplated to be undertaken by Insurer or its Affiliates under this Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Insurer to perform its obligations under this Agreement.
5.6    Litigation. There is no Action pending or, to Insurer’s Knowledge, threatened against Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the Transactions or that could reasonably be expected to materially impair or restrict Insurer’s ability to consummate the Transactions and to perform its obligations thereunder.
5.7    No Brokers’ Fee. Insurer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any other Party, or their respective Affiliates or Representatives, could be liable.
5.8    Accuracy of Data Provided. Insurer represents and warrants that, to Insurer’s Knowledge, (a) all material information provided by Insurer to Company or Independent Fiduciary (other than Company Provided Components, including any Insurer information based on Company Provided Components) in connection with the Transactions was, as of the date indicated on such information, true and correct in all material respects and (b) no change has occurred since the date

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indicated on such information that Insurer has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be materially false or misleading.
5.9    No Post-Closing Liability. Following the Closing, none of Company, the Plans, Company’s Affiliates, Independent Fiduciary nor any of their respective directors, officers, trustees or fiduciaries will have any Liability to pay any Annuity Payment.
5.10    Sufficient Resources and Market Sophistication. Insurer is a sophisticated investor with experience in the purchase of publicly traded securities and privately traded debt and equity securities of the type to be included in the Transferred Assets. Insurer has had access to such information as it deems necessary to make its decision to acquire the Transferred Assets from the Plans. Without limiting any rights or remedies of Insurer set forth in this Agreement, Insurer acknowledges that, [ * * * ], (a) Company and the Plans’ fiduciaries currently may have information with respect to the Transferred Assets that is not known to Insurer and that may be material to a decision to acquire the Transferred Assets and (b) Insurer has determined to acquire the Transferred Assets and the investment risk associated with the Transferred Assets notwithstanding its lack of knowledge of such information. Insurer acknowledges and agrees that Company and the Plans have not given any investment advice nor rendered any opinion to Insurer as to whether the acquisition of the Transferred Assets is prudent. For the avoidance of doubt, nothing in this Section 5.10 will affect the truth or accuracy of Company’s or Independent Fiduciary’s representations and warranties expressly set forth in this Agreement.
5.11    Relationship to the Plans. Insurer is not (a) a trustee of the Plans (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plans), (b) a plan administrator (within the meaning of ERISA § 3(16)(A) and Code § 414(g)), (c) a fiduciary (within the meaning of ERISA § 3(16)(A)) who has expressly agreed in writing to manage, acquire or dispose of Plan Assets on a discretionary basis or (d) an employer any of whose employees are covered by the Plans or an Affiliate of any such employer.
5.12    Compliance with ERISA. Schedule 5.12 sets forth a true and complete list of Insurer and Insurer’s Affiliates that are (a) investment managers within the meaning of ERISA § 3(38) and that manage assets subject to ERISA and (b) other defined benefit service providers, including investment advisors under the Investment Advisers Act of 1940. The execution and delivery by Insurer of this Agreement and the Ancillary Agreements (to the extent that Insurer is a party thereto), and the consummation by Insurer of the Transactions contemplated to be undertaken by Insurer, do not result in a Non-Exempt Prohibited Transaction. Neither Insurer nor any of Insurer’s Affiliates is a fiduciary of the Plan who either (a) has or exercises any discretionary authority or control with respect to the investment of Plan Assets that are or will be involved in the Transactions or the transactions contemplated by the Ancillary Agreements or (b) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets.
5.13    Financial Metrics. As of the Signing Date, Insurer’s most recent Projected RBC Ratio determined in accordance with Schedule 5.13 was [ * * * ].

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5.14    No Other Representations or Warranties and Reliance. Except for the representations and warranties of Insurer expressly set forth in this Article V, none of Insurer, any of its Affiliates or any other Person makes any express or implied representation or warranty on behalf of Insurer or any of its Affiliates with respect to Insurer, its Affiliates or the Transactions. Insurer acknowledges and agrees that Company and Independent Fiduciary have relied on the representations and warranties in this Article V, and such representations and warranties will not be affected in any way by reason of any investigation made by or on behalf of such Parties or their respective Affiliates or Representatives, or by reason of the fact that such Parties or their respective Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, or by reason of such Party’s waiver of any condition in Section 8.1(a) or 8.3(a).
ARTICLE VI
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the Signing Date and the Closing Date (except as otherwise expressly stated to apply to a different period):
6.1    Efforts to Close, Regulatory Clearances and Third-Party Consents.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement and in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and, except with respect to Independent Fiduciary, will cause their respective Affiliates to use) their respective Commercially Reasonable Efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part to consummate the Closing. Without limiting the generality of the foregoing, Company and Insurer will use their respective Commercially Reasonable Efforts to obtain and to cause others to obtain, as soon as practicable, all required Governmental Approvals at the Closing or as otherwise contemplated by this Agreement that may be or become necessary for the performance of their respective obligations under this Agreement and the Ancillary Agreements and the consummation of the Transactions, including approval of the Annuity Certificates from all state agencies from which approval is required pursuant to Section 7.2(d), and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals and Consents. Without limiting the foregoing and subject to applicable legal limitations and the written instructions of any Governmental Authority, from the Signing Date until the Closing Date, each of the Parties agrees to (i) reasonably cooperate and consult with one another, (ii) furnish to the other Parties such necessary information and assistance as such other Party may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of material matters relating to the completion of the Transactions, including apprising the other Parties of the substance of material notices or communications received by such Party from any third party or any Governmental Authority with respect to such Transactions, within five Business Days of receipt thereof, and (iv) to the extent reasonably practicable, permit the other Parties to review and incorporate the other Party’s reasonable comments in any material communication to be given by it to any Governmental Authority with respect to the Transactions.

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(b)    Without limiting the generality of Section 6.1(a), where the cooperation of third parties that are not Governmental Authorities, such as a trustee, record keeper or paying agent, would be necessary for a Party to completely fulfill its obligations under this Agreement or any Ancillary Agreement, such Party will use its Commercially Reasonable Efforts to cause such third parties to provide such cooperation.
6.2    Public Announcements.
(a)    Company will have the right to prepare and issue its own press release announcing the execution and delivery of this Agreement and the Transactions, a copy of which will be provided to Insurer and Independent Fiduciary for review no less than two days prior to the issuance thereof, and Company will consider in good faith any comments made by Insurer (or Independent Fiduciary, as applicable). From the Signing Date through the Closing Date, Company and Insurer each may make such public written or oral statements related to the Transactions as it deems necessary or appropriate, in its sole discretion. However, each such Party will seek to give the other Party (and Independent Fiduciary, to the extent the statement references Independent Fiduciary or its role, duties or conclusions) a reasonable opportunity to review and comment on such statements in advance to the extent practicable and the Party will consider any comments made by such other Party in good faith, it being understood that neither Company nor Insurer (nor Independent Fiduciary) will have any right of approval over public statements by the other Party. Each of Company and Insurer may make any public disclosure required by applicable Law or securities listing standards, in which case each of Company and Insurer will provide such disclosure to the other Party (and to Independent Fiduciary, to the extent such disclosure references Independent Fiduciary or its role, duties or conclusions) for review prior to the issuance thereof and will consider any comments made by such other Party (or Independent Fiduciary, as applicable) in good faith.
(b)    Insurer acknowledges that Company will publicly disclose any information that it reasonably believes is required by the rules of the SEC to be so disclosed. However, if Company concludes that disclosure of this Agreement is required by such rules, (i) Company and Insurer will cooperate to make an application by Company with the SEC for confidential treatment of information relating to the pricing of the Group Annuity Contract and such other information as Company and Insurer mutually conclude is competitively sensitive from the perspective of Company or Insurer or otherwise merits confidential treatment and (ii) Company will include Insurer in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and Company and Insurer will otherwise reasonably cooperate in connection with such application, including by Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure.
(c)    Notwithstanding anything to the contrary in this Agreement and without limiting the generality of Section 6.2(a), (i) Insurer may disclose without the consent of any other Party that (in substance) Insurer was selected by Independent Fiduciary through a competitive process, and (ii) Company may disclose, without consent of or notice to any other Party that (in substance) the premium to be paid at Closing to Insurer is fair and reasonable and represents the best pricing available under the circumstances.

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6.3    Notification of Certain Matters. From the Signing Date until the Closing Date, each Party will give written notice to the other Parties within five Business Days of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions or that otherwise relates to obtaining such Consent, (b) any Action commenced or threatened in writing against, relating to or involving, or otherwise affecting, it or any of its Affiliates that relate to the consummation of the Transactions or any Party’s ability to perform its obligations thereunder, (c) any material communications with any Covered Life, Contingent Life or Beneficiary that relate to the Transactions and (d) the occurrence of any change or event that would reasonably be expected to cause, individually or in the aggregate, any condition to Closing in Article VIII not to be satisfied (it being understood, however, that no delay or failure to provide any such notice will be deemed to be a waiver of such condition).
6.4    Administrative Transition Process.
(a)    Insurer and Company will use their respective Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to coordinate and allow for the provision of recordkeeping and administration services regarding Annuity Payments and coordinate the transfer to Insurer, or Other Insurer in accordance with the Administrative Services Agreement, on and after the Annuity Commencement Date of all administration responsibilities necessary to effectively provide the recordkeeping and administration services regarding Annuity Payments commencing on the Annuity Commencement Date.
(b)    Company and the Plans will provide Insurer with the information on and will complete all processes in Schedule 6.4(b) (including those that occur after Closing).
(c)    If, despite Section 6.4(a), Company and the Plans do not or cannot provide Insurer with the information on, or complete all processes in, Schedule 6.4(b), (occurring prior to the Closing Date) and, as a result, Insurer or Other Insurer is in good faith unable to provide the recordkeeping and administration services regarding Annuity Payments beginning on the Annuity Commencement Date, Insurer will use its Commercially Reasonable Efforts to find alternative methods to facilitate the issuance of Annuity Payments through existing commercial arrangements or any other reasonable method that is designed to ensure that such Annuity Payments are made in a manner that complies with the obligations of the Group Annuity Contract (an “Alternative Arrangement”). Company will cooperate in good faith with Insurer to find an Alternative Arrangement.
(d)    Insurer will use its Commercially Reasonable Efforts to enter into the Administrative Services Agreement on the Closing Date.
6.5    Non-Solicitation. Unless terminated pursuant to Article X, from and after the Signing Date and prior to the Closing Date, Company will not and will cause its respective Representatives (which for these purposes will not be deemed to include Independent Fiduciary) not to (a) solicit, initiate or knowingly facilitate any Alternative Transaction Proposal or the making or consummation thereof, (b) enter into any agreement, letter of intent, agreement in principle or other similar instrument with respect to any Alternative Transaction Proposal, (c) continue or otherwise

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participate in any discussions (except, in response to an inquiry by any Person, to notify such Person of the existence of this Section 6.5) or negotiations regarding, or furnish to any Person any information in connection with, any Alternative Transaction Proposal or (d) enter into or amend any agreement or other arrangement to engage any Person (including Independent Fiduciary) to solicit any Alternative Transaction Proposal.
6.6    Information Provided to Independent Fiduciary. Between the Signing Date and the Closing Date, Insurer will provide to Independent Fiduciary any information that (a) is consistent with the type and amount of information provided during Independent Fiduciary’s pre-signing due diligence process, (b) is otherwise prepared in Insurer’s ordinary course of business (including any information that is prepared for the purpose of providing information to the Credit Rating Agencies) and (c) relates to Insurer, in each case as may be reasonably requested by Independent Fiduciary.
6.7    [ * * * ]. From and after the date of this Agreement to the earlier of the termination of this Agreement and the Closing Date, Insurer will not, without the prior written consent of Company (not to be unreasonably withheld or delayed), execute a commitment providing for the consummation prior to the Closing Date of any of the following or consummate prior to the Closing Date any of the following that were not subject to a prior commitment:
(a)    [ * * * ]; or
(b)    [ * * * ].
However, this Section 6.7 will not preclude Insurer from taking any of the foregoing actions unless, after giving pro forma effect to the actions contemplated by any such commitment and any capital contributions made or irrevocably committed to be made to Insurer in connection with such commitment or in the case of any of the foregoing actions not subject to a prior commitment, the amount of Insurer’s most recent calculation of its Projected RBC Ratio would have been [ * * * ]. For the avoidance of doubt, Insurer’s compliance with this Section 6.7 will in no way limit Independent Fiduciary’s discretion in any respect as to whether an Independent Fiduciary MAC has occurred.
6.8    No Insurer Communications. From the date of this Agreement until the issuance of an Annuity Certificate or notice of guaranty by Insurer to a Covered Life, other than as provided for in this Agreement, without Company’s prior written consent, (a) Insurer will cause the employees of its retirement services business unit not to initiate any contact or communication with such Plan Participant or Plan Beneficiary in connection with the Transactions, (b) Insurer will not, and will cause all of its Affiliates not to, provide any of their respective insurance agents, wholesalers or retailers with any contact information of such Plan Participants or Plan Beneficiaries and (c) Insurer will not, and will cause all of its Affiliates not to, provide any of their respective other Representatives with any contact information of such Plan Participants or Plan Beneficiaries, except for those Representatives of Insurer or any of its Affiliates who need to know such information for purposes of these Transactions and agree to comply with this Section 6.8 and Section 11.14. However, this Section 6.8, will not restrict employees of Insurer’s retirement services business unit from contacting any Plan Participant or Plan Beneficiary in connection with, or to facilitate, Insurer’s performance of its obligations under the Group Annuity Contract, the Annuity Certificates or this Article VI or

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Article VII. If any Plan Participant or Plan Beneficiary contacts an employee of Insurer’s retirement services business unit, Insurer and Company will cooperate to coordinate a response to the Plan Participant or Plan Beneficiary.
ARTICLE VII
OTHER COVENANTS
7.1    Company Actions. Except as otherwise expressly contemplated by this Agreement, following the Closing Date, Company will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary on their part to effectuate the Transactions.
7.2    Insurer Actions. Following the Closing Date, Insurer will:
(a)    Mail an Annuity Certificate to each Covered Life (and each Contingent Life who is receiving Annuity Payments as of the day the Annuity Certificates are issued) at the last address designated for such Covered Life (or Contingent Life, as applicable) by Company or the Plans, such mailing to be made as promptly as practicable but in no event later than the later to occur of (i) 116 days after the Annuity Commencement Date and (ii) 30 days after Company and Insurer agree on the forms of Annuity Certificate. However, if the final form of Annuity Certificate agreed to by Company and Insurer requires Insurer or Other Insurer to make any non-de minimis changes in their programming to prepare such Annuity Certificates, the reference to “30 days” in clause (ii) will be deemed to be “60 days.” Further, solely with respect to any form of Annuity Certificate issuable to a Covered Life that must be approved by the relevant state insurance Governmental Authorities in any state but has not been approved by the date specified above, Insurer will mail such Annuity Certificate to the relevant Covered Life (by delivery of such Annuity Certificate to the last address designated for such Covered Life by Company) as promptly as reasonably practicable and in any case within 30 days following the date on which such Annuity Certificate has been approved by such relevant state insurance Governmental Authority (or if such approval results in a need for Insurer or Other Insurer to make any non-de minimis changes in their programming to prepare such Annuity Certificates, the reference to “30 days” in this proviso will be deemed to be “60 days”). To the extent that any changes are made to the form of Annuity Certificate or the related benefit terms after Company, Insurer and Other Insurer have agreed on the form of annuity certificate to be filed and the related benefit terms, the deadline to mail an Annuity Certificate to Covered Lives in this Section 7.2(a) will be extended by the number of days elapsed since Company, Insurer and Other Insurer had first agreed on the form of annuity certificate and the related benefit terms. Notwithstanding the foregoing, Insurer will use its Commercially Reasonable Efforts to cause its Annuity Certificate to be mailed in the same package as Other Insurer’s annuity certificate.
(b)    Make or cause to be made all Annuity Payments to each Covered Life, Contingent Life and Beneficiary, as required under the Group Annuity Contract, from and after the Annuity Commencement Date.
(c)    At Company’s request, include a notice, provided by Company and reasonably acceptable to Insurer, regarding Annuity Certificates in Insurer’s “welcome” mailing to

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the Covered Lives and Contingent Lives or other subsequent mailings made by Insurer to the Covered Lives and Contingent Lives.
(d)    Use its (i) reasonable best efforts to obtain the applicable approvals by the relevant state insurance Governmental Authority to mail an Annuity Certificate to any Covered Life as soon as practicable following the Closing Date and (ii) Commercially Reasonable Efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, all other things reasonably necessary on its part to effectuate the Transactions.
7.3    Correspondence Center.
(a)    Insurer, or Other Insurer as agent for Insurer pursuant to the Administrative Services Agreement, will maintain, at its cost and expense, a toll-free phone number or a website (the “Annuity Benefits Correspondence Center”) that will be available from and after the Closing Date for Covered Lives and Contingent Lives to call with questions related to the Group Annuity Contract and the Annuity Certificates, it being understood that the Annuity Benefits Correspondence Center need not be solely dedicated to Covered Lives and Contingent Lives.
(b)    For a period of five years following the Closing Date, Company will maintain, at its cost and expense, a point of contact (the “PPG Benefits Center”) that will be available from and after the Closing Date and to which Insurer may refer Covered Lives and Contingent Lives that pose questions to the Annuity Benefits Correspondence Center related to their benefits under the Plans, it being understood that the PPG Benefits Center need not be solely dedicated to Covered Lives and Contingent Lives.
(c)    If any Covered Life, Contingent Life or Beneficiary contacts Insurer or any of its Affiliates or Representatives with questions related to their benefits under the Plans, Insurer or its Affiliates or Representatives, as applicable, will confer with Other Insurer regarding a response and may refer such person to the PPG Benefits Center. If any Covered Life, Contingent Life or Beneficiary contacts Company or any of its Affiliates or Representatives with questions related to the Group Annuity Contract or the Annuity Certificates, Company or its Affiliates or Representatives, as applicable, may refer such person to the Annuity Benefits Correspondence Center.
7.4    Claims Procedures. From and after the Annuity Commencement Date, Insurer, or Other Insurer as agent for Insurer pursuant to the Administrative Services Agreement, will maintain written rules and procedures to govern the submission to Insurer of claims and requests by Covered Lives and Contingent Lives regarding Annuity Payments. Such written rules and procedures will be consistent with Insurer’s standard rules and procedures (for handling inquiries from annuitants covered by its group annuity contracts), as the same may change from time to time.
7.5    Compliance with Prohibited Transaction Exemptions. From the Signing Date until the Closing Date, (a) Insurer agrees to keep current the information on Schedule 5.12 by providing Company on a monthly basis with any updates relating to the formation of any new legal entities or the entry into any agreements with or by investment managers or investment advisors following the Signing Date, and (b) Company will not enter into any agreements with Insurer or any investment

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manager or advisor listed on Schedule 5.12 (as it may be updated from time to time) whereby Insurer or any of its Affiliates would be a fiduciary expressly authorized in writing to manage, acquire or dispose of Plan Assets on a discretionary basis that have been identified as, or are reasonably likely to be included as, a Transferred Asset. If Insurer discovers the existence of any such agreement, Insurer will, and will cause its Affiliates to, cease providing any discretionary asset management services with respect to any Plan Asset before such Plan Asset becomes a Transferred Asset and Company will consent to any such termination of services.
ARTICLE VIII
CONDITIONS TO OBLIGATION TO CLOSE
8.1    Conditions to Company’s Obligations. Company’s obligations to consummate the Transactions contemplated by this Agreement in connection with the Closing are subject to satisfaction or, other than with respect to the condition in Section 8.1(d) (which cannot be waived), waiver by Company of the following conditions:
(a)    The representations and warranties in Articles IV and V (i) that are qualified by materiality will be true and correct in all respects or (ii) that are not qualified by materiality will be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though made on the Closing Date (except that those representations and warranties that address matters only as of a particular date will be true and correct as of that date in all material respects);
(b)    Insurer and Independent Fiduciary will have performed and complied with their respective covenants and agreements under this Agreement through the Closing in all material respects;
(c)    No Order will be in effect that prohibits consummation of any of the Transactions and no Material Litigation will have been filed or commenced and then be pending;
(d)    Independent Fiduciary will have confirmed that no Independent Fiduciary MAC is continuing as of the Closing Date;
(e)    Company will have confirmed that it may account for the Transactions as a settlement as contemplated under ASC 715;
(f)    The Administrative Services Agreement has been executed and delivered by Insurer and Other Insurer or an Alternative Arrangement has been effected;
(g)    Each delivery contemplated by Sections 2.3(a) and 2.3(b) will have been delivered; and
(h)    Simultaneously with the Closing, Other Insurer and Company have executed and delivered the Other Group Annuity Contracts.

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8.2    Conditions to Insurer’s Obligations. Insurer’s obligation to consummate the Transactions contemplated by this Agreement in connection with the Closing are subject to satisfaction or waiver by Insurer of the following conditions:
(a)    The representations and warranties in Articles III and IV (i) that are qualified by materiality will be true and correct in all respects or (ii) that are not qualified by materiality will be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though made on the Closing Date (except that those representations and warranties that address matters only as of a particular date will be true and correct as of that date in all material respects);
(b)    Company and Independent Fiduciary will have performed and complied with their respective covenants and agreements under this Agreement through the Closing in all material respects;
(c)    No Order will be in effect that prohibits consummation of any of the Transactions and no Material Litigation will have been filed or commenced and then be pending;
(d)    Each delivery contemplated by Sections 2.3(a) and 2.3(c) will have been delivered;
(e)    The Administrative Services Agreement has been executed and delivered by Insurer and Other Insurer or an Alternative Arrangement has been effected; and
(f)    Simultaneously with the Closing, Other Insurer and Company have executed and delivered the Other Group Annuity Contracts.
8.3    Conditions to Independent Fiduciary’s Obligations. Independent Fiduciary’s obligation to, and to direct Plan Trustee to, consummate the Transactions contemplated by this Agreement in connection with the Closing is subject to satisfaction or waiver (provided that the condition in Section 8.3(b) may not be waived) of the following conditions:
(a)    The representations and warranties in Articles III and V (i) that are qualified by materiality will be true and correct in all respects or (ii) that are not qualified by materiality will be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though made on the Closing Date (except that those representations and warranties that address matters only as of a particular date will be true and correct as of that date in all material respects), and Insurer and Company will have performed and complied with their respective covenants and agreements under this Agreement through the Closing in all material respects;
(b)    Independent Fiduciary will have confirmed that no Independent Fiduciary MAC is continuing as of the Closing Date;
(c)    No Order will be in effect that prohibits consummation of any Transactions contemplated by this Agreement and no Material Litigation will have been filed or commenced and then be pending;
(d)    Each delivery contemplated by Sections 2.3(b) and 2.3(c) will have been delivered;
(e)    The Administrative Services Agreement has been executed and delivered by Insurer and Other Insurer or an Alternative Arrangement has been effected; and
(f)    Simultaneously with the Closing, Other Insurer and Company have executed and delivered the Other Group Annuity Contracts.
8.4    No Frustration of Closing Conditions. None of Company, Independent Fiduciary or Insurer may rely on the failure of any condition to its obligation to consummate the Transactions in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ breach of its representations, warranties or covenants under this Agreement.
ARTICLE IX
INDEMNIFICATION FOR THIRD PARTY CLAIMS
9.1    Indemnification by Insurer. From and after the Closing, Insurer agrees to indemnify, defend and hold Company, the Plans, Independent Fiduciary and any other Person acting as fiduciary or agent for the Plans and their respective Affiliates, officers, directors, stockholders, employees, agents and other Representatives (each, an “Indemnified Party”) harmless from and against any and all Liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party that is threatened or brought against or that involves an Indemnified Party and that arises out of or relates to any failure, or alleged failure, by Insurer to perform or comply with the terms of the Group Annuity Contract, including making the payments in respect of the Covered Lives, Contingent Lives

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or Beneficiaries to be made pursuant to the Group Annuity Contract (collectively, “Indemnified Claims”). If the Closing occurs after the Outside Date, Indemnified Claims will not, however, include any failure, or alleged failure, of any such payments in respect of the Covered Lives, Contingent Lives or Beneficiaries for a reason other than Insurer’s actual failure to make a timely Aggregate Monthly Payment (as defined in the Group Annuity Contract) under the Group Annuity Contract. For the avoidance of doubt, if the Closing does not occur, Insurer will have no obligations under this Section 9.1.
9.2    Procedures for Indemnification Claims.
(a)    Any Indemnified Party making a claim for indemnification for Indemnified Claims under Section 9.1 will notify Insurer of each Indemnified Claim in writing promptly after receiving notice of such, describing the Indemnified Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail. However, an Indemnified Party’s failure to notify Insurer will not relieve Insurer of its obligations under this Article IX except to the extent that (and only to the extent that) such failure caused or would reasonably be expected to cause the indemnifiable Liabilities to be greater than such Liabilities would have been had the Indemnified Party given Insurer prompt notice. This Section 9.2 and Section 9.1 will survive the Closing Date.

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(b)    Insurer will have the right at any time to assume the defense against any Indemnified Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Indemnified Claim.
(c)    From and after the date that Insurer has assumed and is conducting the defense of an Indemnified Claim in accordance with Section 9.2(b), (i) each Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of such Indemnified Claim, (ii) each Indemnified Party may retain separate counsel at its sole cost and expense to control the defense of any portion of the action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party that is not an Indemnified Claim (the “Uncovered Claim”), (iii) Insurer and the Indemnified Party will cooperate fully with each other and any of their respective counsel in connection with the defense, negotiation or settlement of any such Indemnified Claim or (if the Indemnified Party retains counsel for the Uncovered Claim) the Uncovered Claim, including providing access to any relevant books and records, properties, employees and Representatives, provided, however, that in no event will Insurer be responsible in any way for any Liabilities or Orders resulting such Uncovered Claim and provided further, for avoidance of doubt, the foregoing will not require any Person to waive, or take any action that has the effect of waiving, its attorney-client privilege, attorney work-product or any other applicable privilege with respect thereto, (iv) Insurer will not consent to the entry of any judgment on or enter into any settlement with respect to such Indemnified Claim without the Indemnified Party’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by Insurer and does not impose an injunction or other equitable relief on the Indemnified Party, or adversely impact the Plans’ Tax Qualified status, or admit liability on the part of any Indemnified Party, (v) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Indemnified Claim without Insurer’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) and (vi) the Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Uncovered Claim without Insurer’s prior consent.
(d)    If Insurer has not assumed the defense of an Indemnified Claim after receiving notice of the Indemnified Claim, (i) the Indemnified Party may defend against the Indemnified Claim in any manner it reasonably determines to be appropriate, (ii) Insurer will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Indemnified Claim (including reasonable attorneys’ fees and expenses allocable to such Indemnified Claim) to the extent such costs are Liabilities for which the Indemnified Party is entitled to indemnification under this Article IX and (iii) Insurer will remain responsible for any costs the Indemnified Party may incur resulting from the Indemnified Claim to the extent such costs are Liabilities for which the Indemnified Party is entitled to indemnification under this Article IX. If the Indemnified Party has not assumed the defense of an Uncovered Claim as contemplated by Section 9.2(c), Insurer is not responsible in any way for any Liabilities or Orders resulting from not responding to or defending such Uncovered Claim, provided that Insurer’s responsibility for Indemnified Claims will not be altered in any way.

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(e)    Notwithstanding anything in this Agreement to the contrary, as between Independent Fiduciary and Company, this Article IX will not be deemed to supersede or extinguish any rights of Independent Fiduciary or Company pursuant to the IF Engagement Letter.
9.3    Claims, Payment and Treatment of Payments. On each occasion that any Indemnified Party is entitled to indemnification under this Article IX, Insurer will, at each such time, promptly pay the amount of such indemnification within ten Business Days following receipt of an invoice for out-of-pocket expense, fees or other amounts for which it is liable under this Article IX. Any indemnification payments made to the Plans pursuant to this Agreement will be treated solely for tax purposes as an adjustment to the premium for the Group Annuity Contract, unless otherwise required by applicable Law.
ARTICLE X
TERMINATION
10.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as provided below:
(a)    By the mutual written consent of Company and Insurer;
(b)    By Company if the Closing has not occurred by or on [ * * * ] (the “Outside Date”) or any state of facts or circumstances exists as a result of which there is no reasonable probability that the Closing can occur by or on the Outside Date, provided that such right to terminate this Agreement will not be available to Company if any failure of Company to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement;
(c)    By Company if there has been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Insurer or Independent Fiduciary contained in this Agreement such that any of the conditions set forth in Sections 8.1(a) or 8.1(b) would not be satisfied, and which will not have been cured prior to 20 Business Days following notice of such misrepresentation or breach to Insurer or Independent Fiduciary, as applicable;
(d)    By Insurer if the Closing has not occurred by or on the Outside Date or any state of facts or circumstances exists as a result of which there is no reasonable probability that the Closing can occur by or on the Outside Date, provided that such right to terminate this Agreement will not be available to Insurer if any action of Insurer or the failure of Insurer to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement; and
(e)    By Insurer if there has been a misrepresentation or breach of any representation, warranty, covenant or agreement on the part of Company or Independent Fiduciary contained in this Agreement such that any of the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied, and which will not have been cured prior to 20 Business Days following notice of such misrepresentation or breach to Company or Independent Fiduciary, as applicable.

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10.2    Effect of Termination and Survival. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the Parties under this Agreement will terminate upon such termination and will become null and void, except that Sections 1.1, 3.11, 4.6 and 5.14, Article XI and this Section 10.2 will survive any such termination and no Party will otherwise have any Liability to any other Party under this Agreement. However, nothing in this Section 10.2 will relieve any Party from Liability for any fraud or willful and material breach of this Agreement.
10.3    Extension.
(a)    If the Closing is not reasonably expected to occur on or prior to the Outside Date, Company may deliver a request to Insurer on or before 5:00 p.m. Eastern Time on the Outside Date that the Outside Date be extended (a “Notice of Extension”), in which case the Outside Date will be deemed to be extended to [ * * * ].
(b)    If Company timely delivers a Notice of Extension to Insurer, the Parties may agree to one of the following:
(i)    Preserve the existing deal terms in place as of [ * * * ].
(ii)    Insurer will use its Commercially Reasonable Efforts to deliver to Company and Independent Fiduciary a written, good-faith revision of the [ * * * ] and Base Annuity Premium by [ * * * ] (a “Re-Pricing Offer”), [ * * * ]. Company will deliver a written response to Insurer either accepting or rejecting the Re-Pricing Offer within ten Business Days following Insurer’s delivery of the Re-Pricing Offer to Company. If Company accepts the Re-Pricing Offer, the Parties will set a new Target Closing Date as soon as reasonably practicable and cooperate in good faith for a period of ten Business Days to negotiate any amendments to this Agreement, the Ancillary Agreements and the Workbook necessary to implement the Re-Pricing Offer. If the Company rejects the Re-Pricing Offer or the Parties do not agree on amendments necessary to implement the Re-Pricing Offer within the time frame in this Section 10.3(b), this Agreement will immediately terminate.
(iii)    An alternative approach mutually agreeable to both Insurer and Company.
For the avoidance of doubt, the consummation of the transactions based on this Section 10.3(b) will be subject to the confirmation by Independent Fiduciary that the Transactions continue to satisfy the ERISA Requirements.
(c)    If the Parties are unable to mutually reach terms to proceed with a Closing, this Agreement will immediately terminate.
ARTICLE XI
MISCELLANEOUS
11.1    Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the Transactions,

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including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.
11.2    Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by, among or between the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement. Notwithstanding the foregoing, the IF Engagement Letter will not be superseded by this Agreement or the Ancillary Agreements and nothing in this Agreement will affect the terms or enforceability of the Group Annuity Contract.
11.3    Amendments and Waivers. No amendment of this Agreement or the Ancillary Agreements will be valid unless it is agreed to in writing and signed or acknowledged by each Party, except as expressly provided in this Agreement. No waiver of any breach of this Agreement will be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be valid unless it is agreed to in writing and signed or acknowledged by the Party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 11.3. Except where a specific period for action or inaction is provided in this Agreement, no delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof.
11.4    Succession and Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties, and any attempt to do so will be null and void ab initio, without any effect whatsoever.
11.5    Notices. All notices, requests, demands, claims, certifications and other communications under this Agreement will be in writing except as expressly provided in this Agreement. Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), addressed as set forth below or (c) when transmitted, if sent by facsimile or electronic mail, to those indicated below (including the recipient):
If to Company:
PPG Industries, Inc.
One PPG Place

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Attention: Treasurer and General Counsel
Facsimile: 412.434.4416 and 412.434.2490
Email: jankowski@ppg.com and gbost@ppg.com
With copies (which will not constitute notice to Company) to:
K&L Gates LLP
210 Sixth Avenue
Pittsburgh, PA 15222
Attention: Charles R. Smith and Rikki A. Sapolich
Facsimile: 412.355.6501
Email: charles.smith@klgates.com and rikki.sapolich@klgates.com
If to Insurer:
Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Keith McDonagh
Facsimile: 860.562.6210
Email: KMcDonagh@MassMutual.com
With a copy (which will not constitute notice to Insurer) to:
Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: General Counsel
Facsimile: 413.226.4270
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Jeff Liebmann and Dennis Manfredi
Facsimile: 212.839.5599
Email: jliebmann@sidley.com and dmanfredi@sidley.com
If to Independent Fiduciary:
State Street Global Advisors
One Lincoln Street
Boston, MA 02111
Attention: Denise Sisk
Facsimile: 617.946.9434
Email: denise_sisk@ssga.com

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With a copy (which will not constitute notice to Independent Fiduciary) to:
Groom Law Group
1701 Pennsylvania Avenue, N.W.
12th Floor
Washington, DC 20006
Attention: Thomas Roberts
Facsimile: 202-659-4503
Email: troberts@groom.com
Any Party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Section 11.5.
11.6    Governing Law. Except to the extent preempted by applicable federal Law, this Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any principles of conflicts of law thereof that would permit or require the application of the Laws of another jurisdiction.
11.7    Submission to Jurisdiction and Service of Process.
(a)    Each of the Parties irrevocably and unconditionally submits to the jurisdiction of any state or federal court, and only federal court if diversity of Parties exists, sitting in New York County, New York in any claim, counterclaim, demand, cause of action, controversy or dispute arising out of or relating to this Agreement or any Ancillary Agreement and agrees that all claims in respect of such Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement or any Ancillary Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to personal jurisdiction, venue and any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.5, provided that nothing in this Section 11.7 will affect the right of any Party to serve legal process in any other manner permitted by Law.
(b)    Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that in the course of any Action, if Insurer elects to, based on the opinion of counsel, produce or otherwise disclose [ * * * ], to Company, Independent Fiduciary or their respective Affiliates or Representatives (for the avoidance of doubt, nothing in this Agreement will obligate Insurer or any of its Affiliates or Representatives to make such disclosure), Company and Independent Fiduciary will consent to the filing of, and the Parties will use all reasonable efforts to move for and urge the court to adopt, a protective order implementing terms reasonably satisfactory to Insurer to limit the disclosure of [ * * * ] and ensure the strictly confidential treatment thereof, including requiring [ * * * ] or copies thereof following the conclusion of any such Action. However, neither Company nor Independent Fiduciary will be required to take any steps that would compromise its ability to prosecute or defend the Action or otherwise prejudice its position (including

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any restrictions on the ability of its experts to review, access and analyze any materials that Company (or Independent Fiduciary, as applicable) determines are relevant to such prosecution or defense). Further, Company and Independent Fiduciary agree that it will not be considered unreasonable for Insurer to seek a protective order that prevents disclosure of such information in such a way that it would be reasonably likely to become available to competitors of Insurer or other third parties not involved in any such Action.
11.8    Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
11.9    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement or the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party will be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement by the breaching Party and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the generality of the foregoing, the Parties acknowledge and agree that Insurer will be entitled to enforce specifically Independent Fiduciary’s obligations in this Agreement to irrevocably direct Plan Trustee to act in accordance with this Agreement and the Ancillary Agreements. The Parties further agree that (a) by seeking the remedies provided for in this Section 11.9, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or any Ancillary Agreement (including monetary damages) if the remedies provided for in this Section 11.9 are not available or otherwise are not granted and (b) nothing in this Section 11.9 will require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article X, nor will the commencement of any Action pursuant to this Section 11.9 or anything in this Section 11.9 restrict or limit any Party’s right to terminate this Agreement in accordance with Article X or pursue any other remedies under this Agreement that may be available then or thereafter.
11.10    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, provided that if any of the material provisions of this Agreement are held illegal, invalid or unenforceable, this entire Agreement will be null and void. If any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.
11.11    No Third Party Beneficiaries. This Agreement will not confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.
11.12    Counterparts and Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which

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together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered to the recipients in Section 11.5 by electronic communications by portable document format (.pdf), each of which will be deemed an original.
11.13    Survival of Representations and Warranties. The representations and warranties of the Parties will survive the Closing until the expiry of the relevant statute of limitations for contractual claims under the Laws of the State of New York.
11.14    Confidentiality.
(a)    It is understood that each Party has received and will receive Confidential Information from the other Parties in connection with the negotiation of this Agreement and the Ancillary Agreements as well as in previous discussions and interactions involving the matters addressed by this Agreement and the Ancillary Agreement. Except as set forth in this Agreement (including except as expressly permitted or contemplated by the other provisions of this Agreement), the Parties will not use the Confidential Information of another disclosing Party except in connection with the performance of their respective obligations under this Agreement and will not disclose (and will cause their respective Representatives, Affiliates and Affiliates’ Representatives not to disclose) any Confidential Information received from another Party, the Plans or their respective Representatives, Affiliates or Affiliates’ Representatives, except to such receiving Party’s Representatives, Affiliates and Affiliates’ Representatives, who have a need to know (which for the avoidance of doubt, will not include Other Insurer, provided, however, that information related to the Group Annuity Contract or Annuity Certificates is permitted to be shared with Other Insurer and Insurer and Company will take such further actions as are reasonably necessary to ensure that such sharing of information is in compliance with applicable privacy Laws) and have agreed to maintain the confidentiality of Confidential Information in accordance with this Section 11.14 (or are otherwise bound). The disclosing Party is and will be an express third party beneficiary of such agreement by such receiving Party’s Representatives, Affiliates and Affiliates’ Representatives.
(b)    Section 11.14(a) will not apply with respect to Confidential Information that the receiving Party can demonstrate is or was:
(i)    Already known to the receiving Party or its Affiliates or Representatives prior to the confidential disclosure by the disclosing Party or any of its affiliates or Representatives, other than through a breach of an obligation of confidentiality of the disclosing Party of which the receiving Party is aware;
(ii)    Independently developed by the receiving Party or its Affiliates or Representatives not in violation or breach of this Agreement or any other confidentiality obligation to the disclosing Party (such as the Confidentiality Agreements or any retention agreement with a firm or professional in connection with this Agreement);
(iii)    Already known to the public without breach of confidence by the receiving Party or any of its Affiliates;

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(iv)    Received by the receiving Party from a third party without restrictions on its use in favor of the disclosing Party, whether by Law or Contract; or
(v)    Subject to prior compliance with Section 11.14(c), required to be disclosed pursuant to any applicable Law, stock exchange regulation, regulatory agreement, provision or request, court order, subpoena or other legal process.
(c)    Section 11.14(a) will not apply from and after the Closing to restrict the use or disclosure by Insurer of any Confidential Information related to Priced Lives, Annuity Payments or [ * * * ] received from another disclosing Party, provided that Insurer will use such Confidential Information only in compliance with all applicable Laws relating to privacy of personally identifying information. For the avoidance of doubt, this Section 11.14(c) does not apply to Confidential Information regarding Company or the Plans (other than to the extent required in connection with the Group Annuity Contract).
(d)    Except as otherwise provided in this Agreement, if any Party, its Representatives, its Affiliates or its Affiliates’ Representatives receives a request, subpoena, demand or order for disclosure or becomes required by Law or stock exchange rule or regulation to disclose any Confidential Information (a “Compelled Disclosing Party”), such Compelled Disclosing Party will promptly, and in no case more than five Business Days following receipt of such a request, subpoena, demand or order (so long as it is (i) permitted by Law or by such request, subpoena, demand or Order of a Governmental Authority to provide such notification and (ii) not contrary to any applicable request, demand or order of, or agreement with, a Governmental Authority), notify the other Parties to afford them the opportunity to object or seek a protective order or other remedy, including a protective order requiring Confidential Information to be submitted under seal and for the return and destruction of Confidential Information or copies thereof following the conclusion of any Action, prior to the disclosure of any such Confidential Information. The Compelled Disclosing Party will, to the extent (i) permitted by Law or by such request, subpoena, demand or Order of a Governmental Authority requiring the disclosure of Confidential Information and (ii) not contrary to any applicable request, demand or order of, or agreement with, a Governmental Authority, cooperate with the other Party’s efforts to obtain such protective order at such other Party’s cost and expense. If such protective order or other remedy is not sought or obtained, only that portion of Confidential Information that the Compelled Disclosing Party in good faith believes is legally required to be provided may be disclosed and such Compelled Disclosing Party will request that appropriate confidential treatment will be accorded to such Confidential Information.
(e)    Any engagement letter between any of the Parties on the one hand and each professional engaged in connection with this Agreement on the other will include undertakings by such professional to maintain the confidentiality of Confidential Information in accordance with this Section 11.14 and to clearly mark any reports or other work product prepared in connection with such engagement as confidential and not subject to disclosure except as permitted by this Section 11.14.
(f)    Insurer will comply with all applicable Laws and regulations, including those laws relating to privacy, data protection and the safeguarding of such information, governing the confidential information of any Covered Life, Contingent Life or Beneficiary.

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(g)    The Parties acknowledge and agree that this Section 11.14 will supersede the Confidentiality Agreements. Notwithstanding the foregoing, this Section 11.14(g) will not relieve any party from Liability for breaches of the Confidentiality Agreement that have occurred prior to the date of this Agreement.
11.15    Waiver of Punitive Damages. To the fullest extent permitted by Law, and notwithstanding any other provision of this Agreement, none of the Parties will be liable to any other Party for any punitive or exemplary damages of any nature in respect of matters arising out of this Agreement or the Ancillary Agreements, whether arising out of breach of contract, negligence, tort, strict liability or any other legal or equitable principle. The foregoing sentence will not preclude recovery of amounts claimed in an Indemnified Claim to the extent that claims for such amounts are brought by a third party and subject to indemnification under this Agreement.
11.16    Intellectual Property.
(a)    Insurer is, and the other Parties acknowledge that Insurer is, the sole owner of all spreadsheets and formulas, including the methodologies reflected on the spreadsheets and manuals on the Identified USB Flash Drive and that all such materials (collectively, the “IP Materials”) constitute Insurer’s valuable and proprietary know-how. The foregoing remains true even with respect to any IP Materials or know-how incorporated or reproduced in the work product of any arbitrator or its staff or any other professional engaged in connection with this Agreement. In furtherance of the foregoing, Company and Independent Fiduciary assign to Insurer all right, title and interest that such Party has or may have in any IP Materials, and any intellectual property rights therein and thereto, conceived, invented, authored or reduced to practice in connection with this Agreement and the Ancillary Agreements. For the avoidance of doubt, neither Company nor Independent Fiduciary assigns, conveys or impairs any right to the IP Materials that any other Person may have or assert. Insurer grants Independent Fiduciary, Company and, pursuant to the applicable engagement letter, if any, any arbitrator or its staff or any other professional engaged in connection with this Agreement, the limited, non-exclusive, non-transferable, royalty-free right, on an as-is, where-is basis, to use such IP Materials solely in connection with the Transactions and proceedings contemplated by this Agreement and the Ancillary Agreements. No Person having use of such information will have any rights in connection with such information except as specifically granted by the foregoing sentence.
(b)    The Parties agree that, other than as provided in Section 11.16(a), Company takes no position as to the portion of the IP Materials that may be owned by Insurer or Company or any other Person or as to whether Section 11.14(b) is applicable or not applicable to all or any portion of the IP Materials (and does not waive any of its rights under Section 11.14(b)). Further, Insurer agrees that it will, in good faith, attempt to avoid involving Company in any action related to enforcement against any other Person of any intellectual property or confidentiality rights with respect to the IP Materials.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY By: /s/ Wayne Daniel Name: Wayne Daniel Title: SVP, US Pensions	PPG INDUSTRIES, INC. By: /s/ John A. Jankowski Name: John A. Jankowski Title: Vice President and Treasurer
STATE STREET BANK AND TRUST COMPANY, acting solely in its capacity as Independent Fiduciary of the Plans By: /s/ Denise Sisk Name: Denise Sisk Title: Managing Director

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